Exhibit 10.67
Execution Version
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

between

VIR BIOTECHNOLOGY, INC.

and

NORGINE PHARMA UK LIMITED

Dated as of December 15, 2025

i

List of Schedules

Schedule 1.14        [***]
Schedule 1.104    Knowledge Individuals
Schedule 1.106    Licensed Know-How
Schedule 1.107    Licensed Patents
Schedule 2.2        Joint Development Plan and Budget
Schedule 6.3        Key Commercial Supply Agreement Terms
Schedule 11.5(a)    Form of Vir Bio Press Release
Schedule 11.5(b)    Form of Licensee Press Release
Schedule 12.8.5    [***]

LICENSE AGREEMENT
This License Agreement (this “Agreement”) is made and entered into as of December 15, 2025 (the “Effective Date”), by and between Vir Biotechnology, Inc., a Delaware corporation with offices at 1800 Owens St, San Francisco, California, U.S. (“Vir Bio”) and Norgine Pharma UK Limited, a limited liability company with offices at ARC Uxbridge, Sanderson Road, UB8 1DH, Uxbridge, United Kingdom (“Licensee”). Vir Bio and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
Recitals
WHEREAS, Vir Bio owns or controls certain intellectual property rights with respect to the Licensed Compounds (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein); and
WHEREAS, Vir Bio wishes to grant to Licensee, and Licensee wishes to take, a (sub)license under such intellectual property rights to Commercialize and, subject to Section 9.1.1, Develop (as defined herein), and conduct the packaging and labeling of, the Licensed Products in the Field (as defined herein) in the Territory, in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE 1DEFINITIONS
Unless otherwise specifically provided herein, the following terms shall have the following meanings:
1.1“Accounting Standards” means, with respect to a Party or its Affiliates (or, in the case of Licensee, it or its Affiliates or Sublicensees), United States Generally Accepted Accounting Principles (GAAP) or International Financial Reporting Standards (IFRS) whichever such Party, Affiliate or Sublicensee uses for its financial reporting obligations, in each case, consistently applied.
1.2 [***]
1.3“Affiliate” means:

1.3.1with respect to Vir Bio or a Person other than Licensee, any Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person at any time for so long as such Person controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means: (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise; or (b) the ownership, directly or indirectly, of more than [***] of the voting securities or other ownership interests of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); and
1.3.2with respect to Licensee, any Person who is a member of the Norgine Group.
1.4“Agreement” has the meaning set forth in the Preamble hereto.
1.5“Alliance Manager” has the meaning set forth in Section 7.12.
1.6 [***]
1.7“Ancillary Agreements” means the Commercial Supply Agreement, the Quality Agreement, the Pharmacovigilance Agreement, and any clinical trial agreements that the Parties may enter into pursuant to Section 2.3.
1.8“Annual Net Sales” means with respect to a given Calendar Year, the aggregate Net Sales for such Calendar Year.
1.9“Anti-Corruption Laws” means all Applicable Law concerning bribery, money laundering or corrupt practices or which in any manner prohibit the giving of anything of value to (a) any person elected to, appointed to, employed by or acting on behalf of a political party, a Governmental Authority or any health care entity or organization (including any public health organization), including, in each case, any candidate or person nominated for any such position (each a “Covered Person”), or (b) any officer, director, employee, agent, or representative of any Third Party, including, in each case, the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. and any similar Applicable Law outside of the United States.
1.10“Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities (including Good Clinical Practices and Good Manufacturing Practices), that may be in effect from time to time.
1.11“Arbitration Notice” has the meaning set forth in Section 15.5.3(a).
1.12“Arbitrators” has the meaning set forth in Section 15.5.3(a).
1.13 [***]
1.14 [***]
1.15“Audited Party” has the meaning set forth in Section 8.10.
1.16“Auditing Party” has the meaning set forth in Section 8.10.

1.17“Auditor” has the meaning set forth in Section 8.11.
1.18“[***] Authority” has the meaning set forth in Section 1.19.
1.19“[***] Regulatory Clearance” means [***]
1.20 [***]
1.21 [***]
1.22“Biosimilar Product” means with respect to a Licensed Product regulated as biological product, any biological product that: (a) has received all necessary approvals and licensures by the applicable Regulatory Authorities in such country to market and sell such product as a biosimilar product; (b) is marketed or sold by a Third Party that is not a Sublicensee; and (c) is approved as a (i) “similar biological medicinal product” with respect to which such Licensed Product is the “reference medicinal product,” or (ii) if not in the European Union, as the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such product; in each case ((i) and (ii)), for use in such country pursuant to an abbreviated regulatory approval process governing approval of biosimilars based on the then-current standards for regulatory approval in such country and where such regulatory approval was based in part upon findings by the Regulatory Authority of clinical safety and efficacy based on clinical data generated by Vir Bio (or its Affiliate or Sublicensee) or Licensee (or its Affiliate or sublicensee) with respect to such Licensed Product.
1.23“Breaching Party” has the meaning set forth in Section 14.2.1.
1.24“Brite Stock” means a Licensed Product in its fully-Manufactured form (including filled and sealed, and (a) for tobevibart, in form of a vial containing lyophilized Drug Product and a syringe containing the diluent (sterile water for injection, sWFI) without plunger, and (b) for elebsiran, in form of a prefilled syringe barrel with stopper, without plunger and needle safety device), in each case (clause (a) or (b)) ready for final assembly, labeling and packaging into the Finished Product.
1.25“Business Day” means a day on which banking institutions in Amsterdam, Netherlands, London, England, and San Francisco, California, USA are open for business (other than internet banking only), other than any Saturday or Sunday.
1.26“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date and the last Calendar Quarter shall end on the last day of the Term.
1.27“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.28“Change of Control” means, with respect to a Person, any of the following [***]: (a) the sale or disposition of all or substantially all of the assets of such Person or its direct or indirect controlling Affiliate to a Third Party, other than to an entity of which more than [***] of the outstanding shares of the voting capital stock are owned after such sale or disposition by shareholders of such Person or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity) or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Person or any of its Affiliates, of more than [***] of the outstanding shares of voting capital stock of such Person or its direct or indirect controlling Affiliate or (ii) the acquisition, merger or consolidation of such Person or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of this clause (b), an acquisition, merger or consolidation of such Person or its controlling Affiliate in which the holders of outstanding shares of voting capital stock of such Person or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least [***] of the outstanding shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.
1.29“Clinical Study” means any clinical investigation conducted on human subjects, including any “clinical investigation” under 21 C.F.R. § 312.3 or any similar clinical investigation conducted on human subjects, as defined under Applicable Law outside of the United States.
1.30 [***]
1.31“CMO” means contract manufacturing organization.
1.32“CMO Agreements” has the meaning set forth in Section 6.3.
1.33“Collaboration IP” means any and all Patents, Information, inventions, know-how, data, copyright, and Trademarks and other intellectual property that are conceived, discovered, developed, generated or otherwise made by or on behalf of either Party or its Affiliates or its or their (sub)licensees (or Sublicensees), as applicable, under or in connection with this Agreement, excluding any Territory-Specific Study Data, the Product Trademarks, any materials bearing the Product Trademarks and any other marketing, advertising, promotional and non-promotional materials and market research created by Licensee in accordance with this Agreement.
1.34“Combination Product” means a product that includes the Licensed Compounds, plus any other clinically active therapeutic or prophylactic ingredient, mechanism or device that does not contain any of the Licensed Compounds sold at a single price.
1.35“Commercial Supply Agreement” has the meaning set forth in Section 6.3.
1.36“Commercial Supply Price” means [***].

1.37“Commercialization” means, with respect to a product, any and all activities directed to the preparation for sale of, offering for sale of or sale of such product, including activities related to planning, market research, marketing, promoting, detailing, pricing, reimbursement, sale, distributing and importing and exporting such product, including submission of Drug Approval Applications and interacting with Regulatory Authorities regarding any of the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority in support of maintaining a Regulatory Approval for such product. “Commercialization” excludes all Development and Manufacturing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.38“Commercially Reasonable Efforts” means the carrying out of Licensee’s activities[***], taking into account the conditions then prevailing, including the following factors to the extent relevant: [***] in the marketplace, the patent or other proprietary position of such Licensed Product, medical and clinical considerations, the regulatory structure involved (including the likelihood of the applicable Regulatory Approval), the potential profitability and value of such Licensed Product marketed or to be marketed.
1.39“Committee” means any of the JSC, JCC, JDC, JMC and any other committees or subcommittees established by the Committees under this Agreement as described in Article 7Article 7.
1.40“Common Technical Document” means, with respect to a Licensed Product, the dossier intended to support Drug Approval Applications of the Licensed Product(s) using the Common Technical Document format that was developed by the ICH.
1.41“Competing Launch” means, with respect to a Licensed Product in a country or jurisdiction, the first sale of a Generic / Biosimilar Product intended for end use or consumption of such Generic / Biosimilar Product in such country or jurisdiction after Regulatory Approval for the Generic / Biosimilar Product in such country or jurisdiction has been granted.
1.42 [***]
1.43 [***]
1.44“Confidential Information” has the meaning set forth in Section 11.1.
1.45“Control” means, with respect to any item of Information, Regulatory Documentation, material, Patent or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Section 9.1 or Section 9.2), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Information, Regulatory Documentation, material, Patent or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.

1.46“Core Data Sheet” means, with respect to a Licensed Product, the document that specifies the essential information concerning such Licensed Product that is required to be provided to health care prescribers regarding the use of such Licensed Product, including information relating to safety, efficacy, indications, dosing and pharmacology, as such document is described in ICH guidance E2C Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs, November 1996 (published by the FDA in the Federal Register in May 1997), as amended from time to time.
1.47“Cost Share Percentage” means with respect to Licensee, [***] and with respect to Vir Bio, [***].
1.48“Cover” with respect to a Licensed Patent and a given subject matter, means that a claim (absent a license thereunder or ownership thereof) of such Licensed Patent would be infringed by the Exploitation of such subject matter; if a claim is a pending claim, then such pending claim shall be treated as if it were issued for the purposes of determining infringement at the time coverage is assessed.
1.49“Covered Person” has the meaning set forth in Section 1.9.
1.50 [***]
1.51“Development” means, in respect of a product, all activities related to research, pre-clinical and other non-clinical testing, test method development, toxicology, Clinical Studies, statistical analysis and report writing, the preparation of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining a Regulatory Approval for such product. For the avoidance of doubt, unless otherwise specified in this Agreement, “Development” excludes all Manufacturing. When used as a verb, “Develop” means to engage in Development.
1.52“Development Costs” means [***].
1.53“Distribution Partner” has the meaning set forth in Section 5.9.
1.54“Distributor” means any Third Party that is not granted a license and that purchases Licensed Product for distribution from Vir Bio or any of its Affiliates, or Licensee or any of its Affiliates or Sublicensees, or from any CMO that Manufactures Licensed Product on behalf of any of the foregoing.
1.55“Dollars” or “$” means United States Dollars.
1.56“Drug Approval Application” means an application for Regulatory Approval in the Territory, that corresponds, as applicable, to a New Drug Application (“NDA”) in the U.S. (as defined in the United States Federal Food, Drug, and Cosmetic Act, as set forth at 21 U.S.C. ch. 9 § 301 et seq., as may be amended from time to time) or with respect to the European Union, a marketing authorization application filed with the EMA pursuant to the centralized approval procedure or with the applicable Regulatory Authority of a country in the European Union with respect to the mutual recognition or any other national approval procedure (an “MAA”). For the avoidance of doubt, the term “Drug Approval Application” excludes, for the purposes of this Agreement, all Pricing Approvals.

1.57“Drug Product” means Drug Substance that has been formulated and filled into containers (e.g., vials and prefilled syringes).
1.58“Drug Substance” means the bulk active pharmaceutical ingredient form of a Licensed Product, which will be formulated into Drug Product.
1.59“ECLIPSE 1 Clinical Study” means the ECLIPSE 1 Clinical Study conducted by or on behalf of Vir Bio or its Affiliates, having Vir Bio’s internal reference number of VIR-CHDV-V203 (corresponding to NCT06903338).
1.60“ECLIPSE 2 Clinical Study” means the ECLIPSE 2 Clinical Study conducted by or on behalf of Vir Bio or its Affiliates, having Vir Bio’s internal reference number of VIR-CHDV-V205 (corresponding to NCT07128550).
1.61“ECLIPSE 3 Clinical Study” means the ECLIPSE 3 Clinical Study conducted by or on behalf of Vir Bio or its Affiliates, having Vir Bio’s internal reference number of VIR-CHDV-V206 (corresponding to NCT07142811).
1.62“ECLIPSE Trials” means, collectively, the ECLIPSE 1 Clinical Study, the ECLIPSE 2 Clinical Study and the ECLIPSE 3 Clinical Study.
1.63“Effective Date” has the meaning set forth in the Preamble hereto.
1.64“EMA” means the European Medicines Agency and any successor agency thereto and, with respect to any Regulatory Approval in the European Union, includes the European Commission.
1.65“Enforcing Party” means the Party controlling the prosecution of an Infringement with respect to a Licensed Patent.
1.66 [***]
1.67“European Union” or “EU” means the economic, scientific and political organization of member states of the European Union.
1.68“Euros” or “€” means the currency by the countries in the eurozone (being certain member states of the European Union); provided that if the Euro ceases to exist then the currency adopted by the Netherlands shall replace Euro in this Agreement.
1.69“Excess Costs” has the meaning set forth in Section 8.1.3.
1.70“Exchange Rate” means the exchange rate used by a Party, as applicable, for the calculation of any payment under this Agreement that involves the conversion from other currencies to Dollars or Euros, as applicable, using such Party’s own standard currency translation methodology for the conversion of foreign sales currencies into Dollars or Euros, as applicable, which methodology shall be in accordance with the applicable Accounting Standards and shall be the methodology generally used by such Party for currency conversions in such Party’s financial statements.

1.71“Exploit” means, in respect of a product, to make, have made, import, use, sell or offer for sale, including to research, Manufacture, Develop, Commercialize, register, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise use or exploit, dispose of, such product. “Exploitation” means the act of Exploiting a product.
1.72“FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.73“Field” means all uses in humans.
1.74“Finance Leads” has the meaning set forth in Section 7.11.
1.75“Finished Product” means a Licensed Product in its finished, labeled, assembled, and packaged form, ready for Commercialization or use in Clinical Studies, as applicable.
1.76 [***]
1.77“FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] hours per Calendar Year) of work directly related to the conduct of activities hereunder. Any person who devotes less than [***] hours per Calendar Year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***]. No individual employee shall account for more than one FTE within a given Calendar Year.
1.78“FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing the applicable activity(ies) described hereunder during such period.
1.79“FTE Rate” means as of the Effective Date, [***] per Calendar Year, which for clarity is intended to capture salaries, payroll taxes, bonuses, benefits, recruiting, relocation, employee stock option programs or stock grants, retirement programs, and applicable overheads (including facilities, operating supplies, travel, and training) associated with an employee. The FTE Rate is subject to an annual increase effective on January 1 of each Calendar Year, by the lower of [***] and the applicable employment cost index published by the United States Department of Labor, Bureau of Labor Statistics for the third quarter of the preceding Calendar Year.
1.80“Fully-Burdened Manufacturing Cost” means Vir Bio’s fully-burdened costs per unit to Manufacture the Licensed Product, as determined in accordance with the parameters set out in the Commercial Supply Agreement and applicable Accounting Standards, including [***].
1.81“Generic / Biosimilar Product” means, with respect to a Licensed Product, as applicable, (a) any pharmaceutical product that is approved based or in reliance on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by applicable Regulatory Authority or (b) a Biosimilar Product.
1.82“Global Commercialization Plan” has the meaning set forth in Section 5.2.
1.83“Global Medical Affairs Plan” has the meaning set forth in Section 4.2.

1.84“Global Publication Plan” has the meaning set forth in Section 11.7.1.
1.85“Good Clinical Practices” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the regulations and guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those set forth in Regulation 536/2014 and the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline.
1.86“Good Manufacturing Practices” means all then-current and phase-appropriate applicable standards relating to current good manufacturing practices for biological products, including, as applicable (a) all applicable requirements detailed in Commission Directive (EU) 2017/1572 and Eudralex 4 and (b) all Applicable Law promulgated by any Regulatory Authority having jurisdiction over the manufacture of the applicable compound or biological products, as applicable.
1.87“Governmental Authority” means any federal, state, national, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or tax authority or power (including any fiscal, revenue, customs, or excise authority, body or official anywhere in the world), any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.88“ICC” has the meaning set forth in Section 15.5.3(a).
1.89“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.90“ICMJE” has the meaning set forth in Section 11.7.4.
1.91“IND” means an investigational new drug application (including any addition, extension, modification, amendment, or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312. References herein to IND will include, to the extent applicable, any non-US counterpart of the foregoing filed with a Regulatory Authority for the investigation of a product in any country or group of countries (such as a clinical trial application in the European Union) outside the U.S. in conformance with the requirements of such Regulatory Authority.
1.92“Indemnification Claim Notice” has the meaning set forth in Section 13.3.1.
1.93“Indemnified Party” has the meaning set forth in Section 13.3.1.
1.94“Indirect Taxes” means any value added, goods and services, harmonized sales and similar gross margin or turnover Taxes, any sales, use, or consumption Taxes, and any other similar Taxes.

1.95“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.
1.96“Infringement” means, with respect to a Patent, (a) any actual, alleged or threatened infringement of such Patent in any jurisdiction, (b) declaratory judgment or similar action alleging the invalidity or unenforceability of, or non-infringement with respect to, such Patent, or (c) any certification filed with a Regulatory Authority claiming that such Patent is invalid or unenforceable or claiming that such Patent would not be infringed by the making, having made, use, offer for sale, sale or import of a product for which an application is filed with a Regulatory Authority in any jurisdiction.
1.97“Invoiced Sales” has the meaning set forth in Section 1.130.
1.98“Irrecoverable Indirect Taxes” means any amount in respect of Indirect Taxes which a Person has incurred and which neither that Person nor (where applicable) any other member of the same Indirect Tax group as such Person is entitled to recover (by way of credit, repayment, refund or otherwise) from any relevant tax authority pursuant to and determined in accordance with any relevant law.
1.99“Joint Commercialization Committee” or “JCC” has the meaning set forth in Section 7.2.1.
1.100“Joint Development Committee” or “JDC” has the meaning set forth in Section 7.3.1.
1.101“Joint Development Plan and Budget” has the meaning set forth in Section 2.2.
1.102“Joint Manufacturing Committee” or “JMC” has the meaning set forth in Section 7.4.1.
1.103“Joint Steering Committee” or “JSC” has the meaning set forth in Section 7.1.1.
1.104“Knowledge” means, with respect to Vir Bio, the actual knowledge of the individuals set forth on Schedule 1.104, without any duty to investigate. For intellectual property related matters, “Knowledge” means the knowledge such individuals would have after consultation with Vir Bio’s outside intellectual property counsel who have advised Vir Bio on prosecution, enforcement, or freedom-to-operate matters during the [***] preceding the date of this Agreement.
1.105“Licensed Compounds” means (a) tobevibart and any derivatives, analogs or homologs thereof and (b) elebsiran and any derivatives, analogs or homologs thereof.

1.106“Licensed Know-How” means all Information that is Controlled by Vir Bio or its Affiliates (a) as of the Effective Date, including as set forth on Schedule 1.106, and (b) during the Term that, in each case ((a) and (b)), is necessary or reasonably useful for the Development, Manufacture, Commercialization or Exploitation of the Licensed Compound or Licensed Product in the Field in the Territory.
1.107“Licensed Patents” means (a) the Patents Controlled by Vir Bio or its Affiliates as of the Effective Date and listed on Schedule 1.107 and (b) any other Patents in the Territory, or in the Vir Bio Territory solely for activities as expressly permitted under this Agreement or as mutually agreed by the Parties, that are Controlled by Vir Bio or any of its Affiliates at any time during the Term that Cover (or, with respect to patent applications, would Cover if issued) the Licensed Compounds or Licensed Products or their use or manufacture.
1.108“Licensed Product” means any product that contains one (1) or both of the Licensed Compounds and no other active ingredients (unless otherwise agreed by the Parties in writing), regardless of whether the Licensed Compound(s) are (a) co-packaged or (b) if required by the applicable Regulatory Authorities, sold separately for use in combination with one another.
1.109“Licensed Product Agreement” means, with respect to a Licensed Compound or Licensed Product, any agreement entered into by and between Licensee or any of its Affiliates or its or their Sublicensees, on the one hand, and one (1) or more Third Parties, on the other hand, that is necessary or reasonably useful for the Exploitation of such Licensed Compound or Licensed Product in the Field in the Territory, including (a) any agreement pursuant to which Licensee, its Affiliates or its or their Sublicensees receive any license or other rights to Exploit such Licensed Compound or Licensed Product, (b) supply agreements pursuant to which Licensee, its Affiliates or its or their Sublicensees obtain or will obtain quantities of such Licensed Compound or Licensed Product, (c) clinical trial agreements, (d) contract research organization agreements and (e) service agreements.
1.110“Licensee” has the meaning set forth in the Preamble hereto.
1.111 [***]
1.112“Licensee Commercialization Plan” has the meaning set forth in Section 5.3.1.
1.113“Licensee Corporate Names” means the Trademarks, names and logos of Licensee or any of its Affiliates.
1.114“Licensee Decision Matters” has the meaning set forth in Section 7.9.2.7.9.2
1.115“Licensee Medical Affairs Plan” has the meaning set forth in Section 4.3.14.3.1.
1.116“Licensee Publication Plan” has the meaning set forth in Section 11.7.111.6.1.
1.117“Licensee Sales Forecast” has the meaning set forth in Section 5.4.
1.118“Losses” has the meaning set forth in Section 13.1.
1.119“MAA” has the meaning set forth in Section 1.56.
1.120“Major Market” means each of [***].

1.121“Manufacture” and “Manufacturing” means, in respect of a product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of such product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.
1.122 [***]
1.123 [***]
1.124 [***]
1.125“Market Share” means with respect to a Licensed Product, the total units of all Generic / Biosimilar Products sold in a country in the Territory divided by total units of such Licensed Product plus such Generic / Biosimilar Product(s) referencing such Licensed Product sold in the Territory, as measured by data provided by [***] or its affiliate.
1.126 [***]
1.127“Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, any Licensed Product in the Territory, including communications with key opinion leaders, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), publications, congress presentations and posters, published manuscripts, activities performed in connection with patient registries and post-approval trials, and other medical programs and communications, including educational grants, research grants (including conducting investigator-initiated studies supported by one or both Parties), and charitable donations to the extent related to medical affairs and not to other activities that do not involve the promotion, marketing, sale or other Commercialization of the Licensed Products.
1.128“MHRA” means the Medicines and Healthcare products Regulatory Agency and any successor agency thereto.
1.129“NDA” has the meaning set forth in Section 1.56.
1.130“Net Sales” means, with respect to a Licensed Product for any period and for any country in the Territory, the total aggregate amount billed or invoiced during such period in such country by Licensee, any of its Affiliates, and its or their Sublicensees, to Third Parties for sale or otherwise transfer for consideration of such Licensed Product (the “Invoiced Sales”), after deducting, if not previously reduced, from the amount invoiced or received, the following deductions to the extent actually applied or taken with respect to such sales of the Licensed Products, in each case without duplication: [***]
Such amounts shall be determined from the books and records of Licensee, any of its Affiliates, and its or their Sublicensees, maintained in accordance with applicable Accounting Standards, consistently applied.

If any Licensed Product is sold as a Combination Product, the Net Sales from the Combination Product, for the purposes of determining milestones and royalties, shall be determined by multiplying the Net Sales of the Combination Product during the applicable Calendar Quarter, by the fraction, A/(A+B), where A is the average sale price of both of the Licensed Products sold in finished form (“Sole Compound Product”) and B is the average sale price of the other active compounds or active ingredients included in the Combination Product when sold separately in finished form, in each case during the applicable Calendar Quarter or, if sales of the Sole Compound Product and the other active compounds or active ingredients did not occur in such period, then in the most recent Calendar Quarter in which sales of both occurred. If such average sale price cannot be determined for the Sole Compound Product and all other active compounds or active ingredients included in the Combination Product, Net Sales for the purposes of determining milestones and royalties shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Sole Compound Product and D is the fair market value of all other active compounds or active ingredients included in the Combination Product. In such event, Licensee shall in good faith make a determination of the respective fair market values of the Sole Compound Product and all other active compounds or active ingredients included in the Combination Product and shall notify Vir Bio of such determination and provide Vir Bio with Licensee’s basis for such determination. If Vir Bio in good faith does not agree with such determination, Vir Bio shall give Licensee written notice of its disagreement within [***] after receiving the relevant report pursuant to Section 8.4.2, and the matter shall be submitted for final and binding resolution pursuant to the arbitration provisions in Section 15.5.3.
In the case of any sale or other disposal for value, such as barter or counter-trade, of a Licensed Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Licensed Product in the country of sale or disposal, as determined in accordance with applicable Accounting Standards. Sales between or among Licensee, any of its Affiliates, and its or their Sublicensees shall be excluded from the computation of Net Sales, but Net Sales shall include sales to the first Third Party (other than a Sublicensee of Licensee or its Affiliate) thereafter by Licensee, any of its Affiliates, and its or their Sublicensees.
Even if there is overlap between any of the deductions [***], each individual item shall only be deducted once in each Net Sales calculation. Any of the deductions [***] that involves a payment by Licensee, its Affiliates or its or their Sublicensees shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity.

For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when billed or invoiced. Net Sales shall not include transfers or dispositions of Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Licensee’s, its Affiliates’ or its or their Sublicensees’ transfer of any Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is consumed or administered by such Affiliate or Sublicensee in the course of its commercial activities. With respect to any Licensed Product that is consumed or administered by Licensee or its Affiliates or its or their Sublicensees, Net Sales shall include any amount billed or invoiced with respect to such consumption or administration, including any services provided in connection therewith.
1.131“Non-Breaching Party” has the meaning set forth in Section 14.2.1.
1.132“Norgine Group” means Spinnaker Topco Limited and any Person directly or indirectly controlled by Spinnaker Topco Limited (or, in the event of a Change of Control following which Spinnaker Topco Limited is no longer the (indirect) parent of Licensee, the successor parent entity of Licensee), where control means (a) the right to exercise the majority of voting rights and other governance rights in respect of that body corporate; or (b) the ownership of majority of the issued shares and equity securities in that body corporate, but excludes the shareholders of Spinnaker Topco Limited (or, in the event of a Change of Control following which Spinnaker Topco Limited is no longer the (indirect) parent of Licensee, the successor parent entity of Licensee), any subsidiary undertakings of such shareholders and any portfolio companies in which any such shareholder holds an investment or interest.
1.133“Notice Period” has the meaning set forth in Section 14.2.1.
1.134“Other Agent” means an active ingredient, delivery system (including equipment, instrumentation, device(s), or other component(s) designed to assist in administration of a corresponding Licensed Product), or diagnostic technology, other than the Licensed Compounds, included in the corresponding Licensed Product.
1.135“Other Dispute” has the meaning set forth in Section 15.5.2.
1.136“Out-of-Pocket Costs” means amounts paid by a Party or any of its Affiliates to a Third Party for goods or services, excluding such Party’s or its Affiliate’s internal or general overhead costs or expenses.
1.137“Party” and “Parties” have the meaning set forth in the Preamble hereto.
1.138“Patent Challenge” has the meaning set forth in Section 14.2.2(a).

1.139“Patents” means: (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.140“Payment” has the meaning set forth in Section 8.7.1(a).
1.141“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
1.142 [***]
1.143“Pharmacovigilance Agreement” has the meaning set forth in Section 3.6.
1.144“PPQ Costs” means all Fully-Burdened Manufacturing Costs incurred with respect to the Manufacturing of the PPQ batches of the Licensed Compounds and Licensed Products.
1.145“Pre-Launch Milestone” has the meaning set forth in Section 8.2.1.
1.146“Pre-Launch Milestone Payment” has the meaning set forth in Section 8.2.1.
1.147“Pricing Approval” means, with respect to a Licensed Product, in any country where a Regulatory Authority or other Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of reimbursement authorization or pricing approval or determination (as the case may be) for such Licensed Product in such country.
1.148“Prior CDA” means that certain Mutual Non-Disclosure Agreement between the Parties dated as of June 9, 2025.
1.149“Product Trademark Claim” has the meaning set forth in Section 10.5.2.

1.150“Product Trademarks” means the Trademark(s) approved by the JCC (with final decision-making by Licensee) for use by Licensee or its Affiliates or its or their Sublicensees for the Commercialization of Licensed Products in the Field in the Territory and any registrations thereof or any pending applications relating thereto in the Territory, including any such unregistered Trademark rights in the Territory related to the Licensed Products as may exist through use before, on or after the Effective Date (excluding, in any event, any Vir Bio Corporate Names, any Licensee Corporate Names, and any Trademarks that consist of or include any of the foregoing or any other corporate name or corporate logo of the Parties or their Affiliates or its or their (sub)licensees (or Sublicensees)). Notwithstanding the foregoing, the Product Trademarks will not include Trademarks owned or controlled by Vir Bio or its Affiliates or licensees without Vir Bio’s prior written consent.
1.151“Prosecute” or “Prosecution” means, with respect to a Patent, the preparation, filing, prosecution and maintenance of such Patent, any European Unitary Patent election and opt-out or opt-in to the exclusive jurisdiction of the Unified Patent Court, as well as re-examinations, reissues and appeals with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes reviews, derivations, re-examinations, post-grant proceedings and other similar patent office proceedings with respect to such Patent, and any appeals therefrom, and actions to obtain patent term extensions and supplementary protection certificates (and the like) with respect to such Patent. For clarity, the term “Prosecute” is not intended, and shall not be construed, to include the defense of any allegation of invalidity or unenforceability brought against any Patent in a declaratory judgment action or as a counterclaim in an enforcement action.
1.152“Publication” means, with respect to any information, data or results that directly relate to the Licensed Compounds or Licensed Products, the public disclosure of such information, data and results, including any oral presentation of such information, data and results at scientific and medical conferences or publications (including in peer-reviewed journals) of any manuscript, note, slide, poster, presentation, abstract or any other document or materials, whether in written, electronic or printed form, containing such information, data and results.
1.153“Quality Agreement” has the meaning set forth in Section 6.4.
1.154 [***]
1.155“Regulatory Approval” means, with respect to a particular pharmaceutical product and a particular country, any and all approvals (including approvals of Drug Approval Applications and INDs), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market such pharmaceutical product in such country. For the avoidance of doubt, the term “Regulatory Approval” excludes, for the purposes of this Agreement, all Pricing Approvals.
1.156“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compounds or Licensed Products in the Territory, including [***].

1.157“Regulatory Documentation” means: all (a) applications (including all Drug Approval Applications), registrations, licenses, authorizations and approvals (including Regulatory Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; and (c) subject to Applicable Law, clinical and other data contained or relied upon in any of the foregoing; in each case ((a), (b) and (c)), relating to the Licensed Compounds or Licensed Products.
1.158“Regulatory Exclusivity” means, with respect to each Licensed Product in any country in the Territory, any one (1) or more of data, market or other regulatory exclusivity (other than Patent exclusivity) granted or afforded by Applicable Law or by a Regulatory Authority in such country that confers exclusive marketing rights with respect to such Licensed Product in such country or prevents another party from using or otherwise relying on any data supporting the Regulatory Approval for such Licensed Product without the prior written consent of the holder of the Regulatory Approval, such as new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, non-patent related pediatric exclusivity or any other applicable marketing or data exclusivity, including any such periods listed in the FDA’s Orange Book or any such periods under national implementations in the EU of Article 10 of Directive 2001/83/EC, Article 14(11) of Parliament and Council Regulation (EC) No. 726/2004, Parliament and Council Regulation (EC) No. 141/2000 on orphan medicines, Parliament and Council Regulation (EC) No. 1901/2006 on medicinal products for pediatric use and all international equivalents of any of the foregoing.
1.159“Required Territory-Specific Clinical Study” has the meaning set forth in Section 2.3.
1.160“Required Withholding” has the meaning set forth in Section 8.7.1(a).
1.161“Retained Rights” mean all rights other than those granted to Licensee hereunder, including the rights of Vir Bio and its Affiliates and its and their licensors, (sub)licensees and contractors to (a) perform its and their obligations under this Agreement and the Ancillary Agreements; (b) Develop, obtain and maintain Regulatory Approvals for; and (c) Manufacture, Commercialize and otherwise Exploit, any compound or product (including the Licensed Compounds and Licensed Products) anywhere in the world, including to conduct activities in the Territory in support of the exploitation of the Licensed Compounds and Licensed Products for use in the Vir Bio Territory.
1.162“Royalty Term” has the meaning set forth in Section 8.3.2.

1.163“Safety Information” means (a) any adverse event, including any adverse event related to a quality defect or received through a medical information inquiry, (b) any adverse event related to a report of falsified or counterfeit medicinal product or (c) any of the following with or without an associated adverse event: (i) any unspecified event of death, (ii) drug exposure during lactation, (iii) drug exposure during pregnancy or at the time of conception (maternal or paternal), (iv) lack of therapeutic efficacy, (v) overdose, (vi) misuse, (vii) abuse, (viii) medication error, whether potential, intercepted or actual, (ix) unintended beneficial effects, (x) occupational exposure, (xi) off label use or (xii) suspected transmission of an infectious agent.
1.164“Sales Milestone(s)” has the meaning set forth in Section 5.4.
1.165“Sales Milestone Payment” has the meaning set forth in Section 5.4.
1.166“Senior Officer” means, with respect to Vir Bio, its Chief Executive Officer or his, her or their designee and with respect to Licensee, its Chief Executive Officer or his, her or their designee.
1.167 [***]
1.168“Sole Compound Product” has the meaning set forth in Section 1.130.
1.169“Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by Licensee (or its Affiliate) under the grants in Section 9.1, as provided in Section 9.3.
1.170 [***]
1.171“Tax” or “Taxes” means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Governmental Authority.
1.172“Tax Assignment” means, with respect to a Party, (a) an assignment of the obligations or rights of such Party under this Agreement to an Affiliate or a Third Party; (b) a Change of Control with respect to such Party; (c) any change with respect to such Party as a result of which such Party or the other Party ceases to be eligible for the benefits of any income Tax treaty to which such Party is entitled as of the date hereof; (d) the making, receipt or initiating of any Payment pursuant to this Agreement by such Party from a jurisdiction other than the jurisdiction in which such Party is a resident for Tax purposes; (e) the transfer of this Agreement by such Party or attribution to a branch, permanent establishment, office or place of business (or any other taxable presence) outside the jurisdiction in which such Party is organized; (f) a re-domiciliation, change of tax residence, or becoming a resident of more than one jurisdiction by such Party for tax purposes; (g) the entering by such Party or any of its Affiliates into any transactions or arrangements related to this Agreement or any Payments as a result of which such Payments to such Party are treated as (i) other than royalty payments or (ii) not beneficially owned by or made by such Party.
1.173“Term” has the meaning set forth in Section 14.1.

1.174“Terminated Territory” means each country with respect to which this Agreement is terminated pursuant to Section 14.2.1 or, if this Agreement is terminated in its entirety, the entire Territory.
1.175“Termination Notice” has the meaning set forth in Section 14.2.1.
1.176“Territory” means [***].
1.177“Territory-Specific Clinical Studies” has the meaning set forth in Section 2.3.
1.178“Territory-Specific Study Costs” has the meaning set forth in Section 2.3.
1.179“Territory-Specific Study Data” has the meaning set forth in Section 2.3.
1.180“Third Party” means any Person other than Vir Bio, Licensee and their respective Affiliates.
1.181“Third Party Claims” has the meaning set forth in Section 13.1.
1.182“Third Party Infringement Claim” has the meaning set forth in Section 10.4.1.
1.183“Trade Control Laws” has the meaning set forth in Section 15.2.
1.184“Trademark” means any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, domain names, trade dress, product configuration rights, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, that functions as an identifier of source, origin or quality, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.185“Trademark Enforcing Party” means the Party taking the action to enforce or defend the applicable Product Trademark(s) with respect to a Product Trademark Claim in accordance with Section 10.5.2.
1.186“Unilateral Study Costs” has the meaning set forth in Section 2.4.
1.187“Unilateral Study Data” has the meaning set forth in Section 2.4.
1.188“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.189“Unresolved JSC Matter” has the meaning set forth in Section 7.9.
1.190“Upstream License” has the meaning set forth in Section 10.6.
1.191 [***]

1.192“Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal or (b) a claim of a Patent application that has been pending for [***] and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.
1.193“Vir Bio” has the meaning set forth in the Preamble hereto.
1.194“Vir Bio Corporate Names” means those Trademarks, names and logos of Vir Bio or any of its Affiliates, as determined by Vir Bio, the use of which is legally required or otherwise reasonably necessary to Develop or Commercialize the Licensed Compounds or Licensed Products in the Field in the Territory.
1.195“Vir Bio Decision Matter” has the meaning set forth in Section 7.9.1.
1.196“Vir Bio Regulatory Documentation” means Regulatory Documentation Controlled by Vir Bio or any of its Affiliates as of the Effective Date or at any time during the Term relating to the Licensed Compounds or one (1) or more of the Licensed Products (other than relating solely to any Other Agent) in the Territory.
1.197“Vir Bio Territory” means all countries or jurisdictions outside of the Territory, including, for clarity, any country within the Terminated Territory.
ARTICLE 2DEVELOPMENT
2.1Development Responsibilities. Except as otherwise agreed by the Parties under this Agreement, Vir Bio shall have the sole right to Develop the Licensed Compounds and Licensed Products.
2.2Joint Development Plan and Budget. The Parties will agree on a set of Development activities to be performed under this Agreement and a budget therefor as described below. The initial version of such plan and budget for the Development of the Licensed Products is attached hereto as Schedule 2.2 (the “Joint Development Plan and Budget”). [***] The JDC shall discuss and propose to the JSC any updates or amendments to the then-current Joint Development Plan and Budget, and, subject to Section 7.9, the JSC shall review, discuss and approve any updates or amendments to the then-current Joint Development Plan and Budget within [***] or such longer period as may be agreed by the JDC after such proposal. Any changes to the Joint Development Plan and Budget shall require approval by the JSC (subject to the decision-making pursuant to Section 7.9), and if approved by the JSC, such updated or amended Joint Development Plan and Budget shall become effective and supersede the prior version of the Joint Development Plan and Budget. Updates and amendments to the Joint Development Plan and Budget. The Joint Development Plan and Budget shall include:
2.2.1a reasonably detailed written plan of such Development activities, to be performed by Vir Bio or Licensee for the period of time during which Development activities will be conducted, including any related target timelines;

2.2.2plans and timelines for preparing any and all materials to be submitted pursuant to Article 3;
2.2.3details regarding operational responsibilities and data access for the studies set forth in the Joint Development Plan and Budget;
2.2.4a budget for the Development Costs following the Effective Date that are anticipated to be shared by the Parties pursuant to the terms hereof, including the budget for the ECLIPSE Trials; and
2.2.5such other elements as may be required by the JDC (or the JSC, as applicable).
2.3Territory-Specific Clinical Studies. Subject to the terms and conditions of this Agreement, including the decision-making in Section 7.9, in the event the JDC, through review and discussion at the JDC pursuant to Section 7.3.2(h), approves a Clinical Study that is required solely for the Development of the Licensed Products in the Territory and does not benefit the Development activities in the Vir Bio Territory in any material respects, including any post-approval Clinical Studies requested or required by a Regulatory Authority in support of maintaining a Regulatory Approval for the Licensed Product in the Territory to be conducted by Licensee (a “Territory-Specific Clinical Study” and if such Territory-Specific Clinical Study is required by a Regulatory Authority in support of maintaining a Regulatory Approval for the Licensed Product in the Territory, a “Required Territory-Specific Clinical Study”), the Parties shall, subject to this Section 2.3, enter into a separate clinical trial agreement to govern clinical supplies of Licensed Products for and matters relating to the conduct of such Clinical Study. The Parties shall negotiate in good faith and agree such clinical trial agreement within [***] of the JDC approving such Territory-Specific Clinical Study; provided that at its election, Licensee may conduct any Required Territory-Specific Clinical Study without JDC approval [***] and without the need to enter into a separate clinical trial agreement with Vir Bio and subject to any reporting obligations of Safety Information under Section 3.6.2, provided, further, that if at any time Vir Bio desires to obtain rights to use or reference the data from such Territory-Specific Clinical Study in the Vir Bio Territory, excluding any Safety Information Licensee is required to provide to Vir Bio pursuant to the applicable Pharmacovigilance Agreement or Section 3.6.2 (the “Territory-Specific Study Data”), Vir Bio shall provide written notice thereof to Licensee. Upon receipt of such notice, Licensee will promptly provide Vir Bio with notice of all Development Costs incurred in the performance of such Territory-Specific Clinical Study (the “Territory-Specific Study Costs”). Within [***] after receipt of the Territory-Specific Study Costs, Vir Bio may reimburse Licensee for [***] of the Territory-Specific Study Costs incurred at such date. Following such reimbursement, the Territory-Specific Study Data shall be deemed to be included in the licenses granted under Section 9.2 and the Development Costs for such Territory-Specific Clinical Study going forward shall be borne by the Parties in accordance with [***].

2.4Unilateral Clinical Studies. In the event Vir Bio conducts any Clinical Study pursuant to Section 7.9.4(c), and at any time Licensee desires to obtain rights to use or reference the data from such Clinical Study in the Territory, excluding any Safety Information Vir Bio is required to provide to Licensee pursuant to the applicable Pharmacovigilance Agreement or Section 3.6.2 (the “Unilateral Study Data”), Licensee shall provide written notice thereof to Vir Bio. Upon receipt of such notice, Vir Bio will promptly provide Licensee with notice of all Development Costs incurred in the performance of such Clinical Study (the “Unilateral Study Costs”). Within [***] after receipt of such notice of the Unilateral Study Costs, Licensee may reimburse Vir Bio for [***] the Unilateral Study Costs incurred at such date. Following such reimbursement, the Unilateral Study Data shall be deemed to be included in the licenses granted under Section 9.1.
2.5Development Records. Vir Bio shall, and shall cause its Affiliates and its and their Sublicensees to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Compounds or Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with Applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained by each Party for at least [***] after the creation of such record or for such longer period as may be required by Applicable Law.
2.6Information Transfer. As soon as reasonably practicable following the Effective Date (but in any event within [***] after the Effective Date), Vir Bio shall commence delivery of, and shall promptly thereafter deliver, to Licensee copies of the Licensed Know-How existing as of the Effective Date (including, for clarity, the IND and all records and copies and summaries of communications with Regulatory Authorities to the extent related to the Licensed Products). Thereafter, during the Term, Vir Bio shall provide to Licensee any additional Licensed Know-How that is necessary or reasonably useful for Licensee to exercise its rights under this Agreement with respect to the Licensed Products and Licensed Compounds in the Field within the Territory; provided, however, that where such Licensed-Know How is necessary or reasonably useful for Licensee’s regulatory efforts and activities in connection with its submission of a Drug Approval Application, Vir Bio shall provide, deliver or otherwise make available such Licensed Know-How as soon as reasonably practicable after it becomes available; and provided further that Vir Bio shall not be obligated to transfer such Licensed Know-How to the extent related to Vir Bio’s Manufacturing of the Licensed Product or the Licensed Compound, [***] or to prepare, submit and file a Drug Approval Application in respect of a Licensed Product. Subject to Section 2.3 and Section 2.4, as applicable, each Party shall have the right to access data upon request from all studies (including Clinical Studies) conducted by the other Party for the applicable Licensed Product to support regular reporting requirements, regulatory filings (including any Drug Approval Applications of such Party) and maintenance of Regulatory Approvals (in the case of Licensee, solely for the applicable Licensed Product in the Field in the Territory). [***]

2.7Supply for Early Access Programs in the Territory. Notwithstanding anything to the contrary herein, the Parties will cooperate as reasonably necessary to transfer participants in the Territory who have been enrolled in the ECLIPSE Trials to early access programs or Territory-Specific Clinical Studies for the period commencing upon completion of the applicable clinical study and continuing until the [***]. Licensee shall be responsible [***] for the supply of Licensed Product to such transferring participants.
ARTICLE 3REGULATORY ACTIVITIES
3.1Regulatory Responsibilities.
3.1.1The Parties shall assist each other and cooperate in good faith to enable the Drug Approval Application for the first Licensed Product in [***] to be submitted and obtained as soon as reasonably possible. Until [***], each Party shall have the right to request more frequent (but not more frequent than [***]) meetings of the JDC (or the subcommittee for regulatory matters, as applicable) as appropriate for the Parties to monitor the status and progress of the Drug Approval Application for the first Licensed Product in [***].
3.1.2Vir Bio shall:
(a)as soon as reasonably practicable following the Effective Date, provide Licensee with Vir Bio’s drafts of any substantially completed sections of the dossier prepared for Drug Approval Applications for the first Licensed Product in [***]; and
(b)if and to the extent requested by Licensee and [***], (i) prepare Modules 2, 4 and 5 of the Common Technical Document, (ii) prepare Module 3 of the Common Technical Document, provided that Licensee shall provide to Vir Bio information as Vir Bio reasonably requests with respect to packaging and labeling activities conducted by or on behalf of Licensee based on the forms provided by Vir Bio, (iii) [***] prioritize and respond as soon as possible to any queries or requests for additional information by Licensee (including such queries or requests in response to questions or requests for information, documents or materials made by Regulatory Authorities), and (iv) [***] provide by no later than [***] prior to the anticipated submission by Vir Bio of the Drug Approval Applications for the first Licensed Product in the United States any additional data, information or materials (to the extent not already included in the Licensed Know-How to be provided to Licensee under Section 2.6) that are [***] to support the application for a notified body opinion in relation to any delivery device elements of either Licensed Product, in each case ((i) through (iv)), for the Drug Approval Applications for the first application for each Licensed Product(s) containing the Licensed Compounds in the Field in the Territory for submission to [***] by Licensee.

3.1.3Except for the activities assigned to Vir Bio as specified in Section 3.1.2, Licensee and its Affiliates shall be solely responsible for all regulatory activities with respect to the Licensed Products in the Field in the Territory, including obtaining and maintaining marketing authorizations, communications with Regulatory Authorities in accordance with Section 3.4 and any day-to-day regulatory activities. Licensee shall use Commercially Reasonable Efforts to prepare and submit Drug Approval Applications and obtain and maintain Regulatory Approvals for the Licensed Products in the Field in the Territory, including preparing Module 1 of the Common Technical Document for the Drug Approval Applications for the Licensed Products (including the first Licensed Product) in the Field in the Territory; provided that Vir Bio shall prepare [***] the environmental risk assessment portion of such Module 1 of the Common Technical Document and [***] complete such portion by no later than [***].
3.1.4Notwithstanding Section 3.1.3, with respect to any clinical trial applications, including any INDs, the Party responsible for conducting such trial shall hold such clinical trial applications in the Territory [***].
3.2Core Data Sheet. As between the Parties, (a) Vir Bio shall have the sole right to prepare the Core Data Sheet and any amendments thereto with respect to the Licensed Products in the Field, and (b) Licensee shall have the sole right to prepare and document required local variances to the Core Data Sheet and any amendments thereto with respect to the Licensed Products in the Field in the Territory, in each case ((a) or (b)), subject to review and discussion by the JDC pursuant to Section 7.3.2(e).
3.3Labeling. Licensee shall be responsible for the labeling (including any updates thereto) with respect to the Regulatory Approval of such Licensed Products in the Field in the Territory based on the Core Data Sheet (including any amendments thereto) or otherwise (according to Applicable Law); provided that Licensee shall not prepare or submit any labeling of Licensed Products in the Field in the Territory that deviates from the Core Data Sheet, including any label extension or expansion, without the approval by the JDC pursuant to Section 7.3.2(f), except to the extent such deviation is required to comply with the Applicable Laws of the country or jurisdiction in the Territory for which such deviation is sought, in which case Licensee shall prepare and submit such labeling deviation to the JDC for review and discussion to ensure alignment between the Parties prior to submission.

3.4Communications and Filings with Regulatory Authorities. Licensee shall oversee, monitor and coordinate applicable regulatory actions, including communications with any Regulatory Authority, in the Territory relating to the Licensed Products. Without limiting Section 3.7, Vir Bio will reasonably assist and cooperate with Licensee with respect to any such regulatory actions, including with respect to Vir Bio’s Manufacturing-related Information as necessary or required. Licensee shall provide Vir Bio with copies of each Drug Approval Application or other material submission to or non-administrative communication with any Regulatory Authority in the Territory relating to the Licensed Products reasonably in advance of the anticipated date for the submission or communication to allow Vir Bio to review and comment on such Drug Approval Application, submission or communication, and Licensee shall consider all comments and proposed revisions from Vir Bio. Licensee shall consult with Vir Bio regarding, and keep Vir Bio informed of, the status of the preparation of such Drug Approval Application, Regulatory Authority review of such Drug Approval Application and approval of such Drug Approval Application. Licensee shall keep Vir Bio informed of the receipt of any Pricing Approvals, or if no such Pricing Approval is required for the commercial use of the Licensed Products on the public healthcare system in a country in the Territory, determination of the official list price for the public healthcare system. Licensee shall consult with Vir Bio reasonably in advance of the date of any anticipated meeting with a Regulatory Authority relating to the Licensed Products and shall consider any recommendations made by Vir Bio in preparation for such meeting. Upon Vir Bio’s request and if permitted by the applicable Regulatory Authority, Licensee shall allow Vir Bio to attend meetings between Licensee and any Regulatory Authority in the Territory relating to the Licensed Compounds or Licensed Products (but not those in respect of, or in connection with, Pricing Approval). Licensee shall request that the applicable Regulatory Authority in the Territory allow a reasonable number of representatives (and in any case, at least one (1) representative) of Vir Bio to attend such meetings as observers. In the event that both Parties participate in a meeting with any Regulatory Authority pursuant to this Section 3.4, Licensee shall consider in good faith any comments on the content and approach to such meeting provided to or shared with Licensee in advance of such meeting. Each Party and its Affiliates and its or their (sub)licensees (or Sublicensees) shall not discuss or otherwise disclose to any Third Parties the content of any such meeting with any Regulatory Authority in the Territory that its representative(s) attend, except as required by Applicable Law or as otherwise permitted under this Agreement.

3.5Recalls, Suspensions or Withdrawals. Each Party shall notify the other Party promptly (but in no event later than [***]) following its determination that any event, incident, or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Territory or the Vir Bio Territory (other than batch specific failures or recalls unrelated to and without impact on the supply for the Territory) and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, (a) Vir Bio shall have the right to make the final determination whether to [***], and (b) Licensee shall have the right to make the final determination whether to [***]; provided that prior to any implementation of such a recall, market suspension or market withdrawal in the Territory, the recalling Party shall consult with the other Party and shall consider the other Party’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, Licensee shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.5, the Party responsible for the recall, market suspension or market withdrawal shall be solely responsible for the execution thereof, and the other Party shall reasonably cooperate in all such recall efforts. Each recalling Party shall be responsible for [***].
3.6Pharmacovigilance Agreement.
3.6.1Pharmacovigilance Agreement. Within [***] after the Effective Date, the Parties shall enter into one (1) or more pharmacovigilance agreement(s) (“Pharmacovigilance Agreement”), which shall set forth the Parties’ respective obligations surrounding pharmacovigilance for the Licensed Compounds and Licensed Products, including the exchange of Safety Information and reporting obligations to Regulatory Authorities in accordance with Applicable Law and the maintenance and control of the global safety database. Such Pharmacovigilance Agreement shall be completed prior to [***]. [***], Vir Bio shall maintain and control the global safety database unless otherwise agreed by the Parties.
3.6.2Reporting of Safety Information. Licensee shall be responsible for reporting Safety Information in the Territory with respect to the applicable Licensed Product(s) in conformance with Applicable Law; and Vir Bio shall have corresponding obligations with respect to the Licensed Product(s) in the Vir Bio Territory. The JDC shall discuss any pharmacovigilance safety critical concerns that arise in connection with Development activities pursuant to Section 7.3.2(n).
3.7Cooperation. Without expanding each Party’s specific obligations in this Article 3, the Parties will reasonably assist and cooperate with one another to the extent reasonably required in the performance of their respective obligations in this Article 3.
ARTICLE 4MEDICAL AFFAIRS
4.1Diligence. Except as otherwise agreed by the Parties in writing, as between the Parties, Licensee shall be solely responsible for the performance of, and shall use Commercially Reasonable Efforts to perform, the Medical Affairs Activities with respect to the Licensed Products in the Field in the Territory [***].

4.2Global Medical Affairs Plan. Vir Bio shall prepare global medical affairs plan that covers interpretations of the results and data from the ECLIPSE Trials prepared by Vir Bio (the “Global Medical Affairs Plan”). No later than [***], Vir Bio shall prepare an initial Global Medical Affairs Plan for the Licensed Products in the Field covering a period of [***]. Vir Bio shall prepare and submit to the JDC for approval before [***] in each Calendar Year (commencing with the Calendar Year following the Calendar Year in which the initial Global Medical Affairs Plan is adopted) a proposed annual update to the Global Medical Affairs Plan, in each case, covering a period of [***]. In addition, either Party, directly or through its representatives on the JDC, may propose updates to the Global Medical Affairs Plan to the JDC for approval as appropriate. Any and all such changes and updates shall be subject to the approval by the JDC.
4.3Licensee Medical Affairs Plan.
4.3.1Without limiting Section 4.1 or Section 4.2, and with review and discussion of the JDC in accordance with Section 7.3.2(m)7.3.2(m), Licensee shall perform Medical Affairs Activities for the Licensed Products in the Field in the Territory pursuant to a written medical affairs plan prepared by Licensee (the “Licensee Medical Affairs Plan”). The Licensee Medical Affairs Plan shall [***]. The Licensee Medical Affairs Plan shall include: [***].
4.3.2Following the adoption of the Global Medical Affairs Plan, Licensee shall prepare and submit to the JDC for approval a proposed initial Licensee Medical Affairs Plan for the Licensed Products in the Field in the Territory. The initial Licensee Medical Affairs Plan and each annual update of the Licensee Medical Affairs Plan shall cover a period of [***].
4.3.3Licensee shall prepare and submit for discussion, at the next JDC meeting following delivery of the updated Global Medical Affairs Plan by Vir Bio to the JDC (commencing with the Calendar Year following the Calendar Year in which the initial Licensee Medical Affairs Plan is adopted), a proposed annual update to the Licensee Medical Affairs Plan. In addition, either Party, directly or through its representatives on the JDC, may propose updates to the Licensee Medical Affairs Plan to the JDC for approval as appropriate (which may include approval of competitors and significant changes in disease landscape that may affect medical affairs strategy).

4.4Scientific or Medical Conferences. Unless otherwise agreed by the Parties, with respect to the Licensed Products, Licensee shall be responsible for attending all scientific or medical conferences in the Territory, and Vir Bio shall be responsible for all scientific or medical conferences outside of the Territory. If both Parties intend to participate in any such conference, the Parties shall coordinate with each other, on behalf of themselves and their respective Affiliates, regarding their activities at such conference, in accordance with the Global Medical Affairs Plan. If Licensee desires to participate in any such conference outside of the Territory, such decision shall be subject to the approval of the JDC unless such participation is included in the then-current Global Medical Affairs Plan. Vir Bio shall notify Licensee of any enquiries from healthcare professionals at scientific or medical conferences outside the Territory to the extent such enquiries are reasonably expected to impact the Licensed Product in the Territory in any material respect and Licensee shall notify Vir Bio of any enquiries from healthcare professionals at scientific or medical conferences in the Territory to the extent such enquiries are reasonably expected to impact the Licensed Product outside the Territory in any material respect.
4.5Consulting, Advisory Boards or Other Scientific Committees. As between the Parties, Licensee shall have the sole right to [***], and Vir Bio shall have the sole right to [***]. Each Party shall keep the other Party reasonably informed of its engagement of consultants or implementation of advisory boards or other scientific committees related to the Licensed Products in their respective territory and shall consider the other Party’s comments with respect thereto in good faith. Each Party shall keep the other Party informed of any advisory boards or other scientific committee activities related to the Licensed Products in their respective territory and provide meeting materials and summaries as reasonably requested by the other Party, and the other Party may at its discretion attend such advisory boards or other scientific committees related to the Licensed Products, subject to Applicable Laws, including any local regulations, internal bylaws and codes of practice governing the operations of advisory boards.
4.6Medical Affairs Activities Records. Licensee shall maintain complete and accurate books and records pertaining to the Medical Affairs Activities with respect to Licensed Products in the Territory, which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Medical Affairs Activities. Such records shall be retained by Licensee for at least [***] after the expiration or termination of this Agreement (unless the Parties reasonably agree to a shorter period), or such longer period as may be required by Applicable Law.
4.7Medical Affairs Activities Updates. At each meeting of the JDC, Licensee shall provide Vir Bio and the JDC with a high-level update of the Medical Affairs Activities it has performed, or caused to be performed, in respect of Licensed Products in the Field in the Territory since the preceding JDC meeting (or, with respect to the first such meeting, since the Effective Date), including presented and published abstracts, posters and manuscripts.

ARTICLE 5COMMERCIALIZATION
5.1Diligence. As between the Parties, Licensee shall have the sole right and shall be solely responsible for the Commercialization of the Licensed Products in the Field in the Territory, [***]. Subject to [***], Licensee shall use Commercially Reasonable Efforts to [***]. Without limiting the foregoing, Licensee shall use Commercially Reasonable Efforts to [***] in accordance with the Licensee Commercialization Plan. Such obligation of Licensee shall include [***]. Licensee shall be responsible for [***].
5.2Global Commercialization Plan. The JCC shall discuss a comprehensive, multi-year written global Commercialization plan (the “Global Commercialization Plan”) and subject to Section 5.3.1 to ensure alignment between the Parties on commercial strategy in the Territory and in the Vir Bio Territory. No later than [***], Vir Bio shall prepare and submit to the JCC a proposed initial Global Commercialization Plan for the Licensed Products in the Field. The initial Global Commercialization Plan shall be subject to review and discussion by the JCC (subject to the decision-making procedures set forth in Section 7.9). The initial Global Commercialization Plan and each annual update of the Global Commercialization Plan shall cover a period of [***]. The Global Commercialization Plan shall include [***].
5.3Licensee Commercialization Plan.
5.3.1Without limiting Section 5.1, Licensee shall Commercialize the Licensed Products in the Field in the Territory pursuant to a written commercialization plan (the “Licensee Commercialization Plan”). No later than [***], Licensee shall prepare and submit to the JCC a proposed draft of the initial Licensee Commercialization Plan for the Licensed Products in the Field in the Territory. The JCC shall review and discuss the initial Licensee Commercialization Plan or any updates or amendments to the then-current Licensee Commercialization Plan. The Licensee Commercialization Plan shall [***]. The Licensee Commercialization Plan shall include [***].

5.3.2Without limiting Section 5.8, to further facilitate commercial alignment between the Parties, (a) Licensee shall (i) submit to Vir Bio, for review and comment, samples of relevant marketing, advertising and promotional materials and market research developed by Licensee, its Affiliates or its or their Sublicensees or Distribution Partners (to the extent Licensee has rights thereto) for Commercialization of the Licensed Products in the Field [***], subject in each case to Applicable Law and any contractual obligations or restrictions relating to the disclosure or sharing of certain types of data or information that may be included in such marketing, advertising or promotional materials, and (ii) consider Vir Bio’s comments on the overall strategy of relevant marketing, advertising and promotional materials and market research in good faith, provided that Licensee shall not be obligated to submit such materials, to the extent substantially consistent with corresponding materials provided earlier by Licensee to Vir Bio under this Section 5.3.2, to Vir Bio more than [***] (unless such materials have been substantively modified) and (iii) [***], provide to Vir Bio a written report in English setting forth in reasonable detail Licensee’s core marketing, advertising and promotional materials and market research analysis for [***] with respect to the relevant reported year; and (b) Vir Bio shall submit to the JCC, for review and information purposes only (and, for clarity, not subject to the JCC’s approval), any relevant marketing, advertising and promotional materials and market research developed or used by Vir Bio or its Affiliates or its or their (sub)licensees (to the extent Vir Bio has rights thereto) for Commercialization of Licensed Products in the Field in the Vir Bio Territory. Each Party shall use commercially reasonable efforts to permit the other Party to use, refer to, edit or incorporate, in whole or in part, such marketing, advertising and promotional materials to create such materials for their respective territory, with the Party using provided materials in its territory bearing any risks and responsibility for any necessary local clearances (whether regulatory or otherwise), subject to this Section 5.3.2, as applicable. Any use, reference, editing or incorporation of materials provided by the originator Party to the other Party pursuant to this Section 5.3.2 shall be subject to any written conditions or guidelines provided by such originator Party.
5.3.3If the derivative materials provided by the receiving Party to the originator Party, or the use of any such derivative materials or any original materials, is deemed by the originator Party to be inconsistent with any written conditions or guidelines provided by the originator Party with respect to such materials, then the originator Party, acting reasonably, may provide a written withdrawal of consent for the use of such materials, and the receiving Party shall promptly cease all use of such materials and destroy all such materials in its possession or control upon withdrawal of such consent.
5.4Licensee Sales Forecast. No later than [***], Licensee shall submit to the JCC for review and discussion a long term sales forecast, which forecast shall cover [***] (such sales forecast, the “Licensee Sales Forecast”). Thereafter, on an annual basis at the final JCC meeting of each Calendar Year, Licensee shall provide an updated Licensee Sales Forecast to cover the following Calendar Year. [***]

5.5Booking of Sales; Distribution. As between the Parties, Licensee shall be responsible for invoicing and booking sales, establishing all terms of sale (including pricing and discounts), and warehousing and distributing, the Licensed Products in the Field in the Territory and performing or causing to be performed all related activities. Subject to Section 3.5, Licensee shall, and shall cause its Affiliates and its or their licensees, Sublicensees, and Distribution Partners to, handle all returns, recalls, withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Field in the Territory in accordance with this Agreement.
5.6Commercialization Records. Without limitation of Section 8.9, Licensee shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement, which shall be in compliance with Applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such records shall be retained by Licensee for at least [***] after the expiration or termination of this Agreement (unless the Parties reasonably agree to a shorter period), or such longer period as may be required by Applicable Law.
5.7Commercialization Reports. Beginning with [***], Licensee shall provide Vir Bio and the JCC with written reports of the Commercialization activities it has performed, or caused to be performed, in respect of Licensed Products in the Field in the Territory since the preceding report (or, with respect to the first such report, since the Effective Date). Each such report shall be presented to the JCC and contain reasonable detail regarding (a) the sales performance of Licensee under the Licensee Commercialization Plan in the Territory and (b) such other information as may be determined by the JCC. The Commercialization reports pursuant to this Section 5.7 shall include [***] and the JCC shall agree on a method of consolidating such information for additional or remaining markets in the Territory (e.g., regionally) for purposes of such reports.
5.8Markings; Product Trademarks.
5.8.1To the extent required by Applicable Law, the promotional materials (including web and social media content), packaging and product labeling for the Licensed Products used by Licensee, its Affiliates and its and their Sublicensees and Distribution Partners in connection with the Commercialization of the Licensed Products in the Field in the Territory shall contain the corporate name and, if required by Applicable Law, the logo of the entity Manufacturing the Licensed Product (if other than Licensee, an Affiliate or a Sublicensee), in each case subject to Section 10.5.4 and Section 11.4.

5.8.2Licensee shall, and shall cause its Affiliates and its or their Sublicensees and Distribution Partners to, (a) conform to customary industry standards for the protection of Trademarks and corporate names for pharmaceutical products and such guidelines of Vir Bio (as provided in writing by Vir Bio) with respect to manner of use of the Vir Bio Corporate Names and (b) maintain the quality standards of Vir Bio with respect to such Vir Bio Corporate Names, such standards to have been provided in writing in advance to Licensee. At Vir Bio’s request, Licensee shall furnish to Vir Bio representative samples of all materials bearing the Vir Bio Corporate Names, and Vir Bio shall have the right, but not the obligation, to review and approve all such materials for quality control purposes. Licensee shall (and shall cause its Affiliates) and shall require its or their Sublicensees and Distribution Partners and its and their employees, representatives and agents to, avoid taking or failing to take any act which endangers, destroys or similarly affects the Vir Bio Corporate Names or the value of the goodwill or reputation pertaining to the Vir Bio Corporate Names or the Licensed Products or Vir Bio. Licensee shall not, and shall not permit its Affiliates or its or their Sublicensees or Distribution Partners to, attack, dispute or contest the validity of or ownership of the Vir Bio Corporate Names anywhere in the Territory or any registrations issued or issuing with respect thereto or any registration application therefor.
5.9Distributorships and Co-Promotion. Upon at least [***] of advance written notice to Vir Bio, Licensee and its Affiliates shall have the right to: (a) appoint one (1) or more Third Parties or Affiliates to distribute, market and sell the Licensed Product(s); (b) co-promote the Licensed Product(s) with one (1) or more Third Parties or Affiliates; or (c) appoint Third Parties or Affiliates to promote the Licensed Product(s) (each such Third Party or Affiliate, including any applicable Distributor, a “Distribution Partner”); provided that any such appointment or co-promotion agreement shall be consistent with the terms and conditions of this Agreement, to the extent applicable to such appointment or co-promotion agreement. Licensee shall ensure that the terms and conditions of such agreements are consistent with the terms and conditions of this Agreement (for clarity, including Section 8.10 and Section 8.11); provided, however, that (x) Licensee shall be liable for any failure to comply by a Distribution Partner as if such Distribution Partner were a Party to this Agreement and such agreement shall not relieve Licensee of its obligations under this Agreement, including any payment obligations, except to the extent any such obligations are satisfactorily performed by such Distribution Partner, and (y) Licensee waives any requirement that Vir Bio exhaust any right or remedy, or proceed against any Distribution Partner for any obligation or performance under this Agreement. A copy of any agreement executed by Licensee pursuant to this Section 5.9 shall be provided to Vir Bio within [***] after its execution; provided that the financial terms and other terms of any such agreement to the extent not pertinent to an understanding of a Party’s obligations or benefits under this Agreement may be redacted. For clarity, any grant of a sublicense by Licensee or any of its Affiliates to any Third Party (including any Distribution Partner) shall also be subject to Section 9.3 and nothing contained in this Section 5.9 is intended or shall be construed to modify Section 9.3 or the application of such requirements with respect to such Third Party.

ARTICLE 6MANUFACTURING AND SUPPLY
6.1Manufacturing and Supply by Vir Bio. Unless otherwise agreed in writing, Vir Bio (a) shall have the sole right and responsibility to Manufacture and supply the Licensed Product for any pre-clinical studies or Clinical Studies, and with respect to any Territory-Specific Clinical Studies conducted by Licensee, in the form agreed upon in the applicable clinical trial agreement, and for Licensee’s Commercialization of the Licensed Product in the Territory pursuant to the applicable Commercial Supply Agreement and (b) shall supply Brite Stock for Licensee to perform packaging and labeling (including prefilled syringe assembly) of such Brite Stock pursuant to Section 6.2. With respect to the commercial and other supply of the Brite Stock by or on behalf of Vir Bio to Licensee, Licensee shall pay Vir Bio [***].
6.2Packaging by Licensee. Licensee shall be solely responsible for the secondary packaging and labeling of the Brite Stock into the Finished Product, including designing and validating the secondary packaging for such Finished Products as required, for the Commercialization of the Licensed Products in the Field in the Territory. Subject to Section 9.4, Licensee may subcontract with any Third Party, including CMOs, to perform such packaging and labeling activities.
6.3Commercial Supply Agreement(s). The Parties shall negotiate and execute, by no later than [***], one (1) or more commercial supply agreement(s) (the “Commercial Supply Agreement(s)”) for the supply of the Licensed Products for Commercialization in the Field in the Territory, and shall use commercially reasonable efforts to agree to terms and conditions consistent with the key commercial supply agreement terms attached hereto as Schedule 6.3. The Commercial Supply Agreement shall provide for Vir Bio to supply Brite Stock and details of all required ancillary components (including technical documentation, quality documentation, part number and supplier details to enable Licensee to obtain identical components as Vir Bio) for the Territory in accordance with Section 6.1 and terms and conditions, including forecasting, ordering, delivery, payment and supply consistent with the terms of this Agreement. Vir Bio and Licensee may each designate an Affiliate to enter into the Commercial Supply Agreement, provided that Vir Bio and Licensee shall remain fully responsible for the acts or omissions of such Affiliates as if such Affiliate(s) were a party to the Commercial Supply Agreement. [***]
6.4Quality Agreements. Contemporaneous with the execution of the Commercial Supply Agreement pursuant to Section 6.3, the Parties shall negotiate and execute a reasonable and customary quality agreement with respect to the Licensed Product to be Manufactured by or for Vir Bio and supplied to Licensee under the Commercial Supply Agreement (the “Quality Agreement”).
6.5[***]

ARTICLE 7GOVERNANCE
7.1Joint Steering Committee.
7.1.1Establishment. [***] the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall consist of [***] representatives from each of the Parties (or another equal number of representatives from each of the Parties, as mutually agreed by the Parties), each with the requisite experience and authority to enable such Person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC on written notice to the other Party. The JSC shall have [***] co-chairpersons, [***] designated by each of Vir Bio and Licensee; provided that from time to time, each Party may substitute its co-chairperson on written notice to the other Party.
7.1.2Responsibilities. The JSC shall:
(a)monitor and provide strategic oversight of decisions, plans and activities of the JCC, JDC, JMC and the Finance Leads;
(b)serve as a forum for coordination between the Parties and discussing the Parties’ activities under this Agreement;
(c)to the extent set forth in Section 2.2, and subject to Section 7.9.4, review, discuss and approve any updates or amendments to the then-current Joint Development Plan and Budget recommended by the JDC;
(d)attempt to resolve disputes escalated from the JCC, JDC, JMC and the Finance Leads;
(e)discuss and agree the strategy for Prosecution of Licensed Patents in the Territory, including country selection and scope of coverage;
(f)discuss and approve all decisions with regard to any application for patent term extensions of Licensed Patents in the Territory;
(g)discuss the participation by Vir Bio in [***];
(h)establish any additional Committees as it deems necessary to achieve the objectives and intent of this Agreement; and
(i)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

7.2Joint Commercialization Committee.
7.2.1Establishment. [***] the Effective Date, the Parties shall establish a joint commercialization committee (the “Joint Commercialization Committee” or “JCC”), which shall consist of an equal number of representatives from each of the Parties, as mutually agreed by the Parties, each with the requisite experience and authority to enable such Person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JCC. From time to time, each Party may substitute one (1) or more of its representatives to the JCC on written notice to the other Party. The JCC shall have a chairperson, who shall be selected by [***].
7.2.2Responsibilities. The JCC shall:
(a)serve as a forum for discussing Commercialization of the Licensed Products in the Field in the Territory, including branding, the status of any Pricing Approvals, and commercial planning activities that may impact the Global Commercialization Plan for the Licensed Compounds and Licensed Products or countries in the Vir Bio Territory;
(b)review and discuss the implementation of the Licensee Commercialization Plan at each meeting of the JCC, including the activities conducted thereunder since the previous meeting of the JCC, and the anticipated activities to be conducted prior to the next meeting of the JCC;
(c)review and discuss the initial Licensee Commercialization Plan (of which Licensee would prepare the initial draft pursuant to Section 5.3) or any updates or amendments to the then-current Licensee Commercialization Plan;
(d)review progress of the activities of the Parties under the Licensee Commercialization Plan;
(e)review and discuss the initial Global Commercialization Plan and any updates or amendments to then-current Global Commercialization Plan;
(f)review, discuss and, if applicable, approve the Product Trademarks;
(g)review and discuss samples of relevant marketing, advertising, promotional and non-promotional materials and market research, in each case, developed by Licensee or its Affiliates for Commercialization of the Licensed Products in the Field in the Territory;
(h)review and discuss samples of relevant marketing, advertising, promotional and non-promotional materials and market research, in each case, developed by Vir Bio or its Affiliates or its or their (sub)licensees for Commercialization of the Licensed Products in the Field in the Vir Bio Territory; and
(i)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

7.3Joint Development Committee.
7.3.1Establishment. [***] the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or “JDC”), which shall consist of an equal number of representatives from each of the Parties, as mutually agreed by the Parties, each with the requisite experience and authority to enable such Person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JDC. From time to time, each Party may substitute one (1) or more of its representatives to the JDC on written notice to the other Party. The JDC shall have a chairperson, who shall be selected by [***].
7.3.2Responsibilities. The JDC shall:
(a)discuss, oversee and coordinate the implementation of the Joint Development Plan and Budget at each meeting of the JDC, including the activities conducted since the previous meeting of the JDC (including updates on enrollment and status of any of the ECLIPSE Trials on a monthly basis or as frequently as reasonably practicable), and the anticipated activities to be conducted prior to the next meeting of the JDC;
(b)review, discuss and determine whether to recommend to the JSC any updates or amendments to the then-current Joint Development Plan and Budget;
(c)discuss, oversee and coordinate regulatory activities, including the preparation of Drug Approval Applications for the Territory in accordance with Section 3.1, and transfer or assignment of any Regulatory Documentation, including any Regulatory Approvals, with respect to the Licensed Compounds and Licensed Products;
(d)review and discuss any supplements or modifications that expand the labeling, post-approval regulatory obligations, annual report requirements to the Regulatory Authority for the Licensed Compounds and Licensed Products in the Field in the Territory;
(e)review and discuss the Core Data Sheet and any amendments thereto with respect to the Licensed Products;
(f)review, discuss and (except as permitted under Section 3.3) approve any deviation of labeling of Licensed Products in the Field in the Territory from the Core Data Sheet in connection with a Regulatory Approval for a Licensed Product in the Field in the Territory;
(g)review and discuss any clinical or regulatory requirements specific to the Territory and the implementation of the foregoing;
(h)review, discuss and approve either Party’s proposal for Licensee to conduct any Territory-Specific Clinical Study in accordance with Section 2.3;
(i)review and discuss either Party’s proposal for Vir Bio to conduct any studies or investigations other than Clinical Studies, including, for example, virology studies or non-clinical studies, for a country in the Territory;

(j)prior to initiating any Clinical Studies that are not included in the Joint Development Plan and Budget and are not Territory-Specific Clinical Studies, review, discuss and negotiate in good faith the terms regarding cost sharing for such Clinical Studies, subject to Section 7.9.4;
(k)review and discuss the Medical Affairs Activities of the Licensed Products in the Field in the Territory;
(l)review and discuss the initial Global Medical Affairs Plan and any updates or amendments to the then-current Global Medical Affairs Plan;
(m)review and discuss the initial Licensee Medical Affairs Plan and any updates or amendments to the then-current Licensee Medical Affairs Plan;
(n)serve as a forum for discussing any pharmacovigilance safety critical concerns that arise in connection with Development activities;
(o)review and discuss the Global Publication Plan;
(p)review, discuss and approve the Licensee Publication Plan (except to the extent such Licensee Publication Plan includes or references Publications unrelated to any Licensed Product or Publications that are disease-related but unrelated to Licensed Products, for which the JDC will not have approval rights);
(q)review, discuss and approve any requests by Licensee to participate in any scientific or medical conference outside of the Territory with respect to the Licensed Product; and
(r)perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.
7.4Joint Manufacturing Committee.
7.4.1Establishment. [***] the Effective Date, the Parties shall establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”), which shall consist of an equal number of representatives from each of the Parties, as mutually agreed by the Parties, each with the requisite experience and authority to enable such Person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JMC. From time to time, each Party may substitute one (1) or more of its representatives to the JMC on written notice to the other Party. The JMC shall have a chairperson, who shall be selected by [***].
7.4.2Responsibilities. The JMC shall:
(a)serve as a forum for discussing Manufacture and supply of the Licensed Compounds and Licensed Products in the Field in the Territory, for clarity, including quality and supply chain issues, discussing the Fully-Burdened Manufacturing Costs (including [***]), together with any reasonable documentation in support of any increases in the Fully-Burdened Manufacturing Cost, and any increase of the percentage of FTE Costs, any new forms of the Licensed Product and Licensed Product optimization;

(b)discuss the forecast submitted by Licensee for the supply of Licensed Product pursuant to the Commercial Supply Agreement;
(c)establish and modify a sales and operations planning framework for the Licensed Products to be supplied to the Territory;
(d)discuss any issues or anticipated issues that may have an impact on the Manufacture or supply of the Licensed Product, including any changes or developments to the Manufacturing process or strategies or measures to increase efficiency and decrease Manufacturing costs, any product quality concerns, supply shortages or interruptions, events or occurrences at the Manufacturing facility that are reasonably likely to affect the Manufacture of the Licensed Product, safety stock and inventory levels, performance reviews and risk analyses;
(e)support and enable Licensee’s requests to join Vir Bio for its annual site visits used for the supply of Licensed Products to the Territory, subject to the agreements with the applicable CMO and for clarity, Vir Bio shall have the right to attend any such site visits;
(f)discuss periodic risk assessments (based on launch forecast and estimated peak year demand);
(g)[***];
(h)[***];
(i)[***];
(j)[***]; and
(k)perform such other functions as are set forth herein or in any Commercial Supply Agreements or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

7.5Meetings and Meeting Minutes. Each Committee shall meet at least once every Calendar Quarter or as otherwise agreed to by the Parties or as requested by a Party in accordance with this Agreement (including pursuant to Section 3.1.1 or Section 6.5.1). Subject to the agreement of the Parties, with respect to each Committee, representatives of the Parties may attend the Committee meetings either (a) by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants, or (b) if mutually agreed by the Parties, in person, in which case the location of such in person meetings shall alternate between the offices of the Parties. The chairperson (or with respect to the JSC, each co-chairperson) of the Committee shall be responsible for calling such Committee meetings on no less than [***] notice unless exigent circumstances require shorter notice. Each Party shall make all proposals for agenda items at least [***] in advance of the applicable meeting and shall provide all appropriate information with respect to such proposed items at least [***] in advance of the applicable meeting; provided that in the absence of a specific agenda for such meeting, such meeting shall be cancelled; provided, further, that under exigent circumstances requiring input by the applicable Committee, a Party may provide its agenda items to the other Party within a shorter period of time in advance of the meeting or may propose that there not be a specific agenda for a particular meeting, so long as the other Party’s Alliance Manager consents to such later addition of such agenda items or the absence of a specific agenda for such meeting. The Parties will alternate in preparing the meeting minutes and the responsible Party will circulate the minutes of each meeting for review within [***] after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than [***] from the time of distribution of draft minutes.
7.6Procedural Rules. Each Committee shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the Committee shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Subject to this Section 7.6 and Section 7.7, the Committee shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of a Party who are not representatives of the Parties on the Committee may attend meetings of such Committee with the prior consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of such Committee and (b) are bound by obligations of confidentiality and non-disclosure at least as protective of the other Party as those set forth in Article 11.

7.7Limitations on Authority. Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the Committees, including (a) amendment, modification or waiver of compliance with this Agreement, (which may only be amended or modified as provided in Section 15.7 or compliance with which may only be waived as provided in Section 15.10) and (b) such other matters as are reserved to the consent, approval, agreement or other decision-making authority of either or both Parties in this Agreement that are not required by this Agreement to be considered by the Committees prior to the exercise of such consent, approval or other decision-making authority.
7.8Discontinuation; Disbandment. Each Committee shall continue to exist until the Parties mutually agree in writing to disband such Committee. Upon the occurrence of the foregoing, unless otherwise agreed in writing by the Parties, (a) such Committee shall disband, have no further responsibilities or authority under this Agreement and will be considered dissolved by the Parties and (b) the Parties will agree on a process for sharing of Information, Regulatory Documentation or other materials with the other Party.
7.9Resolution of Committee Matters. If any of the JCC, JDC or JMC is unable to reach consensus with respect to any matter under the decision-making jurisdiction of such Committee, such matter shall be escalated to the JSC. If the JSC is unable to reach a consensus with respect to any matter under the decision-making jurisdiction of the JSC (or referred to the JSC by the JCC, JDC or JMC) within [***] after initially considering such matter (each, an “Unresolved JSC Matter”), then either Party shall have the right to refer such Unresolved JSC Matter to the Senior Officers for attempted resolution by good faith negotiations during a period of [***] from the date of such referral, or such longer period as such Senior Officers may agree in writing. Any final decision mutually agreed to in writing by such Senior Officers shall be conclusive and binding on the Parties. If such Senior Officers are unable to reach a decision regarding an Unresolved JSC Matter within such [***] period (or such longer period as the Senior Officers may agree in writing):
7.9.1Vir Bio Decision Matters. Vir Bio shall have final decision-making authority on the following Unresolved JSC Matters without any further resort to any other dispute resolution mechanism: [***] (each a “Vir Bio Decision Matter”).
7.9.2Licensee Decision Matters. Licensee shall have final decision-making authority on the following Unresolved JSC Matters without any further resort to any other dispute resolution mechanism: [***] (each a “Licensee Decision Matter”).
7.9.3With respect to all other Unresolved JSC Matters that are neither Vir Bio Decision Matters nor Licensee Decision Matters, neither Party shall have final decision-making authority and such Unresolved JSC Matter shall remain deadlocked, and no action shall be taken by either Party with respect to such Unresolved JSC Matter unless and until resolved by the Senior Officers. For clarity, such Unresolved JSC Matter shall not be submitted for further resolution pursuant to Section 15.5.2 or Section 15.5.3.

7.9.4With respect to any decisions of the JSC to approve any updates or amendments to the then-current Joint Development Plan and Budget in accordance with Section 7.1.2(c):
(a)If such decision relates to a proposed increase or decrease in the budget for any of the ECLIPSE Trials of less than or equal to [***] as compared to the then-current budget for [***] for such ECLIPSE Trial, Vir Bio shall have final decision-making authority on such increase or decrease [***];
(b)If such decision relates to (i) a proposed increase or decrease in the budget for any of the ECLIPSE Trials for [***] greater than [***] as compared to the then-current budget for such ECLIPSE Trial for [***] or (iii) a proposed increase or decrease in the budget for any of the ECLIPSE Trials, which would result in an increase or decrease greater than [***] in aggregate for [***] in [***], then, in each case ((i) (ii) or (iii)), Vir Bio shall not have final decision-making authority and, unless the Parties can mutually agree on such proposal, the then-current budget shall remain applicable; and
(c)If such decision relates to a proposal by Vir Bio to conduct a Clinical Study (other than the [***] Trials), and Licensee does not agree, then Vir Bio shall be permitted to conduct such Clinical Study at its sole cost and expense, subject to any reimbursement of the Unilateral Study Costs by Licensee in accordance with Section 2.4.
7.10Subcommittees and Working Teams. From time to time the Committee may establish, and delegate duties to, any subcommittees or working teams as it deems necessary to achieve the objectives of this Agreement, following the launch of the Licensed Products in the Territory; provided that (a) each such subcommittee or working team shall have equal representation from each Party, (b) the activities of such subcommittee or working team shall be subject to the oversight, review and approval of, and shall report to, the Committee that established it and (c) in no event shall the authority of any such subcommittee or working team exceed that specified for such Committee under this Agreement. Without limiting the foregoing, the JDC shall establish subcommittees for medical and regulatory activities, respectively, and within [***] after establishment thereof, agree on the responsibilities and scope of authority of each such subcommittee.

7.11Finance Leads. Within [***]after the Effective Date, the Parties shall each appoint a finance lead (the “Finance Leads”). The Finance Leads shall be responsible for accounting, financial (including planning, reporting and controls) and funds flow matters related to this Agreement, including (a) reviewing the Licensee Commercialization Plan and the Joint Development Plan and Budget (including any proposed updates and amendments) and advising and consulting with the JCC, JDC and the JMC with respect to all budgets therein, (b) discussing Licensee’s calculation of Net Sales at the end of each quarter, (c) discussing reports of Development Costs shared by the Parties; and (d) considering and acting upon such other matters as specifically assigned to the Finance Leads under this Agreement or by the JSC. The Finance Leads also shall respond to inquiries from the Committees, as needed. The Finance Leads shall be initially composed of one (1) representative from each of the Parties; provided that the total number of representatives may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives). Finance Leads shall meet at least once every Calendar Quarter or as otherwise agreed to by the Parties and shall attend any Committees meetings (or a portion thereof) in which any accounting, budgeting, forecasting, financial or funds flow matters, the Joint Development Plan and Budget, the Global Commercialization Plan, the Licensee Commercialization Plan or [***], if applicable, related to this Agreement are scheduled to be discussed.
7.12Alliance Managers. Each Party shall appoint a Person(s) who shall oversee contact between the Parties for all matters between meetings of the JSC, shall be the primary contacts between the Parties after disbandment of the JSC, and shall have such other responsibilities as the Parties may agree in writing after the Effective Date, which Person(s) may be replaced at any time by notice in writing to the other Party (each such Person, an “Alliance Manager”). The Alliance Managers shall work together to manage and facilitate the communication between the Parties under this Agreement, including the resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. To support the alliance between the Parties, each Alliance Manager would be a non-voting participant of the Committees. Each Alliance Manager shall attend meetings of the JSC and can attend meetings of other Committees as agreed by representatives of each such Committee and the Alliance Managers, but, for clarity, the Alliance Managers shall not be members of such Committees. For clarity, the Alliance Managers shall not have any final decision-making authority with respect to any matter under this Agreement.
ARTICLE 8PAYMENTS AND RECORDS
8.1Development Cost Sharing and Reimbursement
8.1.1Initial Reimbursement. Without limiting Section 8.1.2, as partial reimbursement to Vir Bio for a portion of the cumulative Development Costs incurred prior to January 1, 2026, within ten (10) days after the Effective Date, Licensee shall pay to Vir Bio a non-refundable and non-creditable payment in an amount equal to Fifty-Five Million Euros (€55,000,000).

8.1.2Development Cost Sharing. Subject to Section 7.9.4(c), all Development Costs incurred in accordance with the Joint Development Plan and Budget on or after January 1, 2026 shall be borne by the Parties in accordance with each Party’s Cost Share Percentage, provided that Vir Bio will solely bear all Development Costs to the extent [***].
8.1.3Development Budget Overruns. [***].
8.1.4Other Clinical Studies. In the event Licensee is permitted by the JDC pursuant to Section 7.3.2(g) to conduct any Territory-Specific Clinical Studies, except as expressly set forth in a separate clinical trial agreement entered into by the Parties pursuant to Section 2.3, Licensee shall be responsible for [***]. Vir Bio shall be responsible for [***].
8.1.5[***]. [***], Vir Bio shall provide Licensee with a report setting forth its good faith estimate of the [***] in reasonable detail, with supporting information, including an appropriate breakdown of such [***]. Within [***] following the delivery of such report and information, the Finance Lead of each Party shall meet (including via teleconference or videoconference) and discuss such report, following which discussion Vir Bio shall invoice Licensee for [***] for which Licensee is responsible under and subject to the terms of this Agreement. Licensee shall pay to Vir Bio such invoice within [***] following receipt thereof.
8.2Milestones.
8.2.1Pre-Launch Milestone. In partial consideration of the rights granted by Vir Bio to Licensee hereunder, Licensee shall pay to Vir Bio, within [***] after the applicable notice is provided for any of the following pre-launch milestone events (each, a “Pre-Launch Milestone”) in accordance with Section 8.2.3 (or, if later, final determination of whether such Pre-Launch Milestone has been achieved in accordance with Section 8.2.3), the applicable pre-launch milestone payment, which shall be non-refundable, non-creditable and fully earned upon the initial achievement of the corresponding Pre-Launch Milestone (each, a “Pre-Launch Milestone Payment”), provided as follows:

No.	Pre-Launch Milestone	Pre-Launch Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
With respect to the foregoing Pre-Launch Milestones, each Pre-Launch Milestone Payment shall be made only once for the first achievement of each Pre-Launch Milestone regardless of the number of times the Pre-Launch Milestone is achieved with respect to one (1) or more Licensed Product(s). In no event shall the total Pre-Launch Milestone Payments under this Section 8.2.1 exceed [***]. [***].

8.2.2Sales Milestones. In partial consideration of the rights granted by Vir Bio to Licensee hereunder, Licensee shall pay to Vir Bio within [***] after the applicable notice is provided for any of the following milestone events (each, a “Sales Milestone”) in accordance with Section 8.2.3 (or, if later, final determination of whether such Sales Milestone has been achieved in accordance with Section 8.2.3), the applicable milestone payment, which shall be non-refundable, non-creditable and fully earned upon the initial achievement of the corresponding Sales Milestone (each, a “Sales Milestone Payment”), provided as follows:

No.	Sales Milestone	Sales Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
With respect to the foregoing Sales Milestones, each Sales Milestone Payment shall be made only once for each Sales Milestone regardless of the number of times Annual Net Sales for all Licensed Products in the Territory reach a particular [***] threshold. In no event shall the total Sales Milestone Payments under this Section 8.2.2 exceed [***]. If the Licensed Products achieve a higher Sales Milestone in a Calendar Quarter without having first achieved a lower Sales Milestone in any previous Calendar Quarter, then the milestone payment(s) for the lower Sales Milestone(s) shall be due and payable to Vir Bio concurrently with the milestone payment for the higher Sales Milestone that has been achieved. For clarity, more than one (1) Sales Milestone may be achieved in a given Calendar Year in which case all of the preceding milestone payments under this Section 8.2.2 shall be payable.
8.2.3Determination That Milestones Have Occurred. The applicable Party shall provide a written notice of each initial achievement of each of the events identified as milestones in Section 8.2.1 and Section 8.2.2 as follows:
(a)With respect to Pre-Launch Milestone No.1, No.2 and No.3 as identified in Section 8.2.1, Vir Bio shall provide such written notice to Licensee within [***] following the achievement thereof;
(b)With respect to Pre-Launch Milestone No.4 and No.5 as identified in Section 8.2.1, Licensee shall provide such written notice to Vir Bio within [***] following the achievement thereof; and
(c)With respect to each of the Sales Milestones identified in Section 8.2.2, Licensee shall provide such written notice to Vir Bio within [***] after the end of the Calendar Quarter wherein each such milestone is first achieved.
8.2.4In the event that, notwithstanding the fact that the applicable Party has not provided the other Party with such a notice, and such other Party believes that any such milestone has been achieved, it shall so notify the responsible Party in writing, and the Parties shall promptly meet and discuss in good faith whether such milestones has been achieved. Any dispute under this Section 8.2.3 regarding whether or not such a milestone has been achieved shall be subject to resolution pursuant to Section 15.5.
8.3Royalties
8.3.1Royalty Rates. In partial consideration of the rights granted by Vir Bio to Licensee hereunder, during the Royalty Term for each Licensed Product in the Territory, Licensee shall pay to Vir Bio, with respect to each Licensed Product, a tiered royalty on Net Sales of each Licensed Product by Licensee, its Affiliates, or its or their Sublicensees in the Territory at the following rates:

No.	Aggregate Net Sales for all Licensed Products	Royalty Rate
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]

8.3.2Royalty Term. Licensee’s obligation to pay Vir Bio royalties with respect to a Licensed Product, on a Licensed Product-by-Licensed Product and country-by-country basis, shall commence on [***] and shall end upon the latest to occur of: (a) the [***] anniversary of [***]; (b) the date of expiration of the last-to-expire Valid Claim of any Licensed Patent Covering as a composition of matter such Licensed Product (including any formulation) in such country; and (c) the expiration of Regulatory Exclusivity covering such Licensed Product in such country (the “Royalty Term”). With respect to each Licensed Product, on a country-by-country basis, upon the expiration of the applicable Royalty Term, the licenses and rights granted under Section 9.1 and Section 9.2 with respect to such Licensed Product shall, as of the effective date of such expiration, become irrevocable, perpetual, fully paid-up, royalty-free and non-exclusive.
8.3.3Royalty Step Down.
(a)Know-How Exclusivity. On a Licensed Product-by-Licensed Product basis and country-by-country basis, if the Royalty Term for a given Licensed Product in a country extends beyond the date of the expiration of the last-to-expire Valid Claim of any Licensed Patent Covering as a composition of matter such Licensed Product (including any formulation) in such country, then the royalty rate applicable to such Licensed Product in such country shall be reduced to [***] of the rate set forth in Section 8.3.1 for any remaining portion of the Royalty Term that applies to such Licensed Product in such country.

(b)Competing Launch. On a Licensed Product-by-Licensed Product and country-by-country basis, if a Competing Launch has occurred with respect to a Licensed Product in a Calendar Quarter, then the royalty rates due hereunder for such Licensed Products in such country (commencing in such Calendar Quarter on a pro rata basis based on the portion of such Calendar Quarter transpired prior to such Competing Launch in such country) shall be reduced by (i) [***] of the rates set forth in Section 8.3.1 and (ii) an additional [***] of the rates set forth in Section 8.3.1 (i.e., in addition to the [***] set forth in the immediately foregoing clause (i)) if the Market Share in such Calendar Quarter in such country exceeds [***].  Percentage of unit sales of the Licensed Products and Generic / Biosimilar Products shall be based on data provided by [***] or its affiliate (or, with respect to any country in the Territory, such other independent data provider as the Parties determine, in good faith, provides more accurate data than [***] or its affiliate) or if such data is not available, the Parties shall agree upon a methodology for estimating the percentage of unit sales based on market share of such Generic / Biosimilar Product(s) in such country.
(c)Third Party Payments. If Licensee, its Affiliates or Sublicensees obtains a license or right from a Third Party under intellectual property rights that are Controlled by such Third Party that are necessary for the Commercialization (or, subject to the terms of this Agreement, permitted Development or Manufacture) of the Licensed Products in the Field in the Territory (any such intellectual property, “Third Party IP Rights”), then Licensee will be entitled to deduct up to [***] of any royalty payments that Licensee, its Affiliates, or Sublicensees makes in respect of such Third Party IP Rights in any Calendar Quarter against royalty payments for such Licensed Product that would otherwise be due to Vir Bio in such Calendar Quarter under Section 8.3.1.
(d)Royalty Floor. Notwithstanding the foregoing, on a Licensed Product-by-Licensed Product basis and country-by-country basis, nothing in this Section 8.3.3, individually or in combination, shall reduce the royalties that would otherwise have been due under Section 8.3.1 by more than [***] (for clarity, in each case, without giving effect to any royalty or royalty rate reduction provided in this Section 8.3.3) with respect to Net Sales of such Licensed Product during such Calendar Quarter.
8.4Royalty Payments and Reports.
8.4.1Licensee shall pay to Vir Bio the amounts due under Section 8.3 with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter.

8.4.2Licensee shall calculate all amounts payable to Vir Bio pursuant to Section 8.3 at the end of each Calendar Quarter, which amounts shall be converted to [***], in accordance with Section 8.5 below. Licensee shall provide to Vir Bio, (x) within[***] after the end of each Calendar Quarter, a non-binding written statement, based on Licensee’s good faith estimate of the aggregate amount of Net Sales for such Calendar Quarter and the royalty payments therefor, and (y) within [***] after the end of each Calendar Quarter a final written statement specifying, on a Licensed Product-by-Licensed Product and country-by-country basis: (a) (i) the amount of Net Sales and (ii) a calculation of the amount of royalty payment due on such Net Sales, for each Licensed Product in each country in the Territory during such Calendar Quarter; (b) pursuant to Section 8.2.3, any milestone(s) achieved during such Calendar Quarter in the Territory, and the corresponding milestone payment(s) owed by Licensee with respect to the achievement of such milestone(s); and (c) any other payments payable to Vir Bio under this Agreement during such Calendar Quarter, including the amount of reimbursement for Licensee’s Cost Share Percentage of any Development Costs pursuant to Section 8.1. Without limiting the generality of the foregoing, Licensee shall require its Affiliates and Sublicensees to account for their Net Sales and to provide such reports with respect thereto, as if such sales were made by Licensee.
8.4.3Without limiting the foregoing, Licensee acknowledges that Vir Bio or its Affiliates may be party to agreements, including with Third Party licensors of any Licensed Know-How or Licensed Patents, that (a) obligate Vir Bio to furnish detailed reports regarding royalties, milestone payments or other consideration owed to such Third Parties that are derived from or based upon sales or other exploitation of the Licensed Products or (b) calculate “Net Sales” or any analogous metric in a manner that differs from the definition of Net Sales set forth in this Agreement, and Licensee shall, upon Vir Bio’s request, promptly provide Vir Bio with all additional information, data and calculations, or otherwise cooperate with Vir Bio to enable Vir Bio to fully comply with its payment, reporting and auditing obligations under such agreements.
8.5Mode of Payment; Offsets. All payments to either Party under this Agreement shall be made by deposit of Euros or Dollars in the requisite amount to such bank account as such payee Party may from time to time designate by notice to the payor Party. For purpose of calculating the Net Sales expressed in any currency other than Euros, Licensee shall convert any amount expressed in a currency other than Euros into Euros using the Exchange Rate. For Sales Milestone Payments, any amount expressed in a currency other than Euros shall be converted by Licensee into Euros using the Exchange Rate and shall be paid to Vir Bio in Euros. For Licensee’s Cost Share Percentage of all Development Costs reimbursable to Vir Bio and any other amount due or otherwise reimbursable to Vir Bio under this Agreement, such amount expressed in any currency other than Dollars shall be converted by Vir Bio into Dollars using the Exchange Rate and shall be paid to Vir Bio in Dollars. The payor Party shall have no right to offset, set off or deduct any amounts from or against the amounts due to the payee Party hereunder.

8.6Invoicing and Payment. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified herein, the Party owing such payment obligation will provide to the other Party an invoice, together with reasonable supporting documentation, for such amounts owed and such other Party will pay any undisputed amounts within [***] after receipt of the invoice.
8.7Taxes.
8.7.1Withholding.
(a)Vir Bio and Licensee shall use commercially reasonable efforts to cooperate in order to reduce, or eliminate, any withholding and deduction on account of, any and all Taxes from any payment under this Agreement, and no such withholding or deduction shall be made except for any withholding and deduction of Taxes required by Applicable Law (the “Required Withholding”) with respect to any payment pursuant to this Agreement (each, a “Payment”). Such cooperation shall include the delivery of any statement or certification by Vir Bio to Licensee or the appropriate Governmental Authority required for the purpose of reducing or eliminating otherwise Required Withholding and, upon Vir Bio’s request, Licensee’s providing any information reasonably requested by Vir Bio required by Vir Bio in preparing or delivering such statement or certification.
(b)If, notwithstanding the foregoing, any Required Withholding applies with respect to any Payment, then (i) Licensee shall make such Required Withholding with respect to such Payments (and shall not be obliged to pay any further or additional amount to Vir Bio in respect of such Required Withholding) and (ii) Licensee shall timely remit all amounts of Required Withholding to the applicable Governmental Authority in accordance with Applicable Law and provide to Vir Bio proof of such remittance within [***] of making such remittance.
(c)If a Governmental Authority retroactively determines that a Payment was subject to Required Withholding that Licensee did not deduct and withhold, and remit to the applicable Governmental Authority, then Licensee shall remit the amount of the Required Withholding together with any interest and penalties in connection therewith, to the applicable Governmental Authority, including any interest and penalties in relation thereto. Licensee shall provide to Vir Bio proof of remittance of the amount of Taxes (including any interest and penalties) of the Required Withholding within [***] making such remittance, and Vir Bio will within [***] of receiving such proof of remittance refund to Licensee the amount of such Required Withholding and any interest and penalties solely if and to the extent such interest and penalties arise as a result of the confirmation from Vir Bio at Section 8.7.1(d) being incorrect.

(d)Without limiting the foregoing, Vir Bio confirms that it is eligible for a full exemption from withholding Taxes under Article 12 (royalties) of the Double Tax Convention between the United Kingdom and the U.S., and in reliance on this statement, Licensee (but without prejudice to the application of Section 8.7.1(b) and Section 8.7.1(c) above) shall not withhold any Taxes on Payments under this Agreement by virtue of section 911 Income Tax Act 2007 for so long as such confirmation can continue to be given or unless (i) such withholding is required as a result of a change in Applicable Law or published practice of a Tax authority, in each case, after the Effective Date or (ii) Licensee is informed or notified by a Tax authority in each case in writing that a withholding on any Payments is required and has provided a copy of such notification to Vir Bio. Vir Bio shall notify Licensee as soon as reasonably practicable if it can no longer provide the confirmation provided under this Section 8.7.1(d). Save where there has been a change of law or published practice after the Effective Date (in which case Vir Bio shall provide alternative evidence (to the reasonable satisfaction of Licensee) to Licensee that it is a resident of the U.S.), Vir Bio shall deliver to Licensee a certificate of tax residence issued by the relevant Tax authority, and shall use reasonable efforts to deliver such a certificate as soon as reasonably practicable after the start of each Calendar Year. Vir Bio shall apply for a certificate of tax residence to satisfy its obligations under this Section 8.7.1(d) as soon as practicable after the Effective Date.
(e)If either Party causes a Tax Assignment and, as a result of such Tax Assignment, Payments made hereunder are subject to additional withholding Tax, such assigning Party shall be responsible for and bear the economic burden of the resulting additional withholding Taxes.
8.7.2Indirect Tax. Notwithstanding anything to the contrary in this Section 8.7, all amounts payable under this Agreement which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of Indirect Taxes (if any). If any amount of Indirect Tax is chargeable or imposed by Applicable Law in respect of a Payment, Licensee shall pay such Indirect Tax at the applicable rate in respect of such Payment following the receipt of a valid invoice from Vir Bio in the appropriate form required under Applicable Law in respect of such Payment, such Indirect Tax to be payable on the later of (a) the due date of the payment of the Payment to which such Indirect Tax relates and (b) [***] after the receipt by Licensee of the applicable valid invoice setting forth the amount of the applicable Indirect Tax. The Parties shall issue valid invoices for all amounts due under this Agreement consistent with applicable Indirect Tax requirements.
8.7.3Where this Agreement requires any party to reimburse or indemnify another party for any cost, expense or liability, references to such “costs”, “expenses”, “Out-Of-Pocket-Costs” or “liabilities” (or similar phrases or expressions) incurred by a Person shall not include any amount in respect of Indirect Taxes other than Irrecoverable Indirect Taxes.

8.7.4General. Except as expressly provided in this Section 8.7, each Party shall be solely responsible for its own Tax liability levied on account of, or measured in whole or in part by reference to, any Payments it receives hereunder. Any information provided by one Party to the other Party in connection with Tax pursuant to this Section 8.7 shall be treated as Confidential Information under this Agreement; provided that each Party shall be entitled to disclose such information to the extent required by any applicable Tax law or as conducive to the conduct of any Tax contest or administrative or judicial proceeding in relation to the Taxes described in Section 8.7.1 or Section 8.7.2, as applicable, with any Governmental Authority or court, as determined by reasonable discretion of such Party or its Tax advisors.
8.8Interest on Late Payments. If any payment due to a Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at a rate (but with interest accruing on a daily basis) of [***] above the Main Refinancing Rate published by [***] from time to time or any successor thereto on the [***] in which such payments are overdue (or the maximum allowed by Applicable Law, if less), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest, compounded monthly.
8.9Financial Records. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including books and records of Net Sales of Licensed Products, in sufficient detail to calculate and verify all amounts payable hereunder, to provide any additional information, data and calculations or otherwise cooperate with Vir Bio to enable Vir Bio to exercise its rights under any agreements specified in Section 8.4.3 or in order to comply with Section 8.7. Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, retain such books and records until the latest of (a) [***] after the end of the period to which such books and records pertain, (b) the expiration of the applicable Tax statute of limitations (or any extensions thereof) and (c) for such period as may be required by Applicable Law.

8.10Audit. At the request of either Party (the “Auditing Party”), the other Party (the “Audited Party”) shall, and shall cause its Affiliates and its and their (sub)licensees (or Sublicensees) to, permit an independent auditor retained by the Auditing Party and as reasonably acceptable to the Audited Party, at reasonable times during regular business hours and upon at least [***] of advance written notice, to audit the books and records or information maintained pursuant to Section 8.9 solely to confirm the accuracy of all reports and payments made hereunder and to enable the Auditing Party to fully comply with its payment, reporting and auditing obligations under any agreements specified in Section 8.4.3, provided that such auditor shall (i) limit the extent of its audit to such books, records and information that are necessary to confirm the accuracy thereof and (ii) maintain the confidentiality of such audit, records and information and only disclose the findings or results of such audit to Vir Bio, but not the information underlying such books and records; provided, further, that [***]. Such audit shall not (a) be conducted for any Calendar Year more than [***] after the end of such Calendar Year, (b) be conducted more than [***] in any [***] and (c) be repeated for any Calendar Year. Except as provided below, the cost of this audit shall be borne by the Auditing Party, unless the audit reveals, with respect to a period, a variance of more than [***] from the reported Net Sales for such period, in which case the Audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 8.11, if such audit concludes that (x) additional amounts were owed by the Audited Party, the Audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.8, or (y) excess payments were made by the Audited Party, the Auditing Party shall reimburse such excess payments, in either case ((x) or (y)), within [***] after the date on which such audit is completed by the Auditing Party.
8.11Audit Dispute. In the event of a dispute with respect to any audit under Section 8.10, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each of Vir Bio’s and Licensee’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Auditor”). The decision of the Auditor shall be final and the costs of such proceeding as well as the initial audit shall be borne between the Parties in such manner as the Auditor shall determine. No later than [***] after such decision and in accordance with such decision, the Audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 8.8, or the Auditing Party shall reimburse the excess payments, as applicable.
ARTICLE 9GRANT OF RIGHTS
9.1Vir Bio Grants to Licensee. As of the Effective Date, subject to Section 9.3 and Section 9.5 and the other terms and conditions of this Agreement, Vir Bio (itself and on behalf of its Affiliates) hereby grants to Licensee:

9.1.1an exclusive (including with regard to Vir Bio and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 9.3, under the Licensed Patents and the Licensed Know-How to Commercialize, Develop (only in accordance with activities permitted under Section 2.2, Section 2.3 and Article 3) and Manufacture (only to the extent required for the performance of Licensee’s rights under Section 6.2 [***]) the Licensed Products in the Field in the Territory (but, for clarity, not a right to export from the Territory);
9.1.2an exclusive license and “Right of Reference” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable Law recognized outside of the U.S.), with the right to grant sublicenses and further rights of reference in accordance with Section 9.3, and a right to copy, access, and otherwise use, all information and data relating to the Vir Bio Regulatory Documentation to Commercialize the Licensed Products in the Field in the Territory (but, for clarity, not a right to export from the Territory). If requested by Licensee, Vir Bio shall provide a signed statement to this effect in accordance with Applicable Law to give effect to the intent of this Section 9.1.2; and
9.1.3a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 9.3, to use and display the Vir Bio Corporate Names to the extent required by Applicable Law or as otherwise permitted in accordance with Section 5.8.2, in each case to Commercialize the Licensed Products in the Field in the Territory.
9.1.4At Licensee’s reasonable request, Vir Bio shall provide Licensee and its Sublicensees with electronic access to, or copies of, all Regulatory Documentation to which Licensee has a right of reference under this Section 9.1.
9.2Licensee Grants to Vir Bio. As of the Effective Date, Licensee (itself and on behalf of its Affiliates) hereby grants to Vir Bio:
9.2.1an exclusive, royalty-free license and Right of Reference, with the right to grant sublicenses and further rights of reference through multiple tiers of sublicensees, and a right to copy, access, and otherwise use, all information and data relating to any Regulatory Documentation (including any Regulatory Approvals) applicable to the Licensed Compounds or any Licensed Product to Exploit the Licensed Compounds and Licensed Products for the purpose of performing or exercising the Retained Rights. If requested by Vir Bio, Licensee shall provide a signed statement to this effect in accordance with Applicable Law to give effect to the intent of this Section 9.1.21; and
9.2.2a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers of sublicensees, under its right, title or interest in or to the Product Trademarks for the purpose of performing its obligations hereunder.
At Vir Bio’s reasonable request, Licensee shall provide Vir Bio and its sublicensees with electronic access to, or copies of, all Regulatory Documentation to which Vir Bio has a right of reference under this Section 9.2.

9.3Sublicenses. Licensee shall have the right to grant sublicenses (or further rights of reference), through multiple tiers of sublicensees, under the licenses and rights of reference granted in Section 9.1, to other Persons. Except in respect to rights granted to Licensee Affiliates, such sublicensing shall be subject to Vir Bio’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that any such Sublicensee and the scope of the rights granted to such Sublicensee shall be consistent with the terms and conditions of this Agreement. Licensee shall be liable for any failure to comply by a Sublicensee as if such Sublicensee were a Party to this Agreement and the grant of any such sublicense shall not relieve Licensee of its obligations under this Agreement, including for any payment obligations set forth herein regardless of whether Licensee, its Affiliate or its or their Sublicensee makes the applicable Net Sales or achieves the applicable milestone event, and Licensee hereby waives any requirement that Vir Bio exhaust any right, power or remedy, or proceed against any Sublicensee, for any obligation or performance under this Agreement. If any Sublicensee fails to comply with the terms and conditions of this Agreement or the applicable sublicense agreement, Licensee shall promptly notify Vir Bio in writing upon becoming aware of any such non-compliance. A copy of any sublicense agreement executed by Licensee shall be provided to Vir Bio within [***] after its execution; provided that financial and other confidential terms other than those necessary for Vir Bio to confirm compliance with this Agreement may be redacted. Prior to any audit of a sublicense agreement pursuant to this Section 9.3, the Third Party auditor will enter into a commercially reasonable confidentiality agreement with respect to such sublicense agreement.
9.4Subcontracting. Subject to Section 9.3 and Section 5.9, Licensee may subcontract with a Third Party to perform any or all of its obligations hereunder; provided that (a) no such permitted subcontracting shall relieve Licensee of any obligation or any liability hereunder (except to the extent satisfactorily performed by such subcontractor), and Licensee shall be and remain fully responsible and liable therefor as if such subcontractor were a Party to this Agreement and shall be fully responsible and liable for any act or omission of such subcontractor with respect to such subcontracted obligations, (b) Licensee shall ensure that the agreement pursuant to which Licensee engages any Third Party subcontractor (i) is consistent with this Agreement and (ii) contains terms obligating such subcontractor to comply with the confidentiality, intellectual property and all other relevant provisions of this Agreement. Licensee shall ensure that each subcontractor complies with all of the applicable terms and conditions of this Agreement as if such permitted subcontractor were Licensee. Licensee hereby waives any requirement that Vir Bio exhaust any right, power or remedy, or proceed against any subcontractor, for any obligation or performance under this Agreement prior to proceeding directly against Licensee.

9.5Retention of Rights; Limitations Applicable to License Grants.
9.5.1Retained Rights of Vir Bio. Notwithstanding anything to the contrary in this Agreement and without limitation of any rights granted or reserved to Vir Bio pursuant to any other terms and conditions of this Agreement, Vir Bio hereby expressly retains, on behalf of itself and its Affiliates (and on behalf of its and their licensors, (sub)licensees and contractors) all right, title and interest in and to the Licensed Patents, the Licensed Know-How, Vir Bio Regulatory Documentation with respect to any Licensed Compounds or Licensed Product and the Vir Bio Corporate Names, in each case, for purposes of performing or exercising the Retained Rights.
9.5.2No Other Rights Granted by Vir Bio. Except as expressly provided herein, Vir Bio grants no other right or license, including any rights or licenses to any intellectual property rights not otherwise expressly granted herein.
9.5.3No Other Rights Granted by Licensee. Except as expressly provided herein, Licensee grants no other right or license, including any rights or licenses to any intellectual property rights not otherwise expressly granted herein.
9.6Exclusivity and Territorial Restrictions.
9.6.1Exclusivity.
(a)[***]
(b)[***]
(c)Each Party acknowledges and agrees that (i) this Section 9.6.1 has been negotiated by the Parties, (ii) the geographical and time limitations on activities set forth in this Section 9.6.1 are reasonable, valid and necessary in light of the Parties’ circumstances and necessary for the adequate protection of the business of the Licensed Compounds and the Licensed Products and (iii) Vir Bio would not have entered into this Agreement without the protection afforded to it by this Section 9.6.1. If, notwithstanding the foregoing, a court of competent jurisdiction determines that the restrictions set forth in this Section 9.6.1 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties to revise this Section 9.6.1 to include the maximum restrictions allowable under Applicable Law.
(d)Nothing in this Section 9.6.1 shall prevent (i) Licensee from exercising its rights hereunder to Exploit the Licensed Products in accordance with the terms hereof or (ii) Vir Bio from exercising the Retained Rights to Develop and Manufacture any Licensed Compounds and Licensed Products in the Territory for use outside of the Territory.

9.6.2Territorial Covenants. Licensee shall not, and shall not permit any of its Affiliates or any of its and their licensees, Sublicensees, Distribution Partners or subcontractors to, distribute, market, promote, offer for sale or sell any Licensed Product, directly or indirectly, (i) to any Person for use outside of the Field or in the Vir Bio Territory or (ii) to any Person that Licensee or any of its Affiliates or any of its or their Sublicensees, Distribution Partners or subcontractors knows (A) is reasonably likely to distribute, market, promote, offer for sale or sell any Licensed Product for use outside of the Field or in the Vir Bio Territory or assist another Person to do so or (B) has, directly or indirectly, distributed, marketed, promoted, offered for sale or sold any Licensed Product for use outside of the Field or in the Vir Bio Territory or assisted another Person to do so. If Licensee or any of its Affiliates receives or becomes aware of the receipt by a Sublicensee, Distribution Partner or subcontractors of any orders for any Licensed Product for use outside of the Field or in the Vir Bio Territory, Licensee shall notify Vir Bio thereof and shall cause such recipient to refer such orders to Vir Bio. To the extent Applicable Law requires that passive sales between the Vir Bio Territory and the Territory must be permitted (e.g., in the case in which a country in the Territory becomes part of the Terminated Territory), then to the extent of such requirement, Licensee shall not be restricted by this Section 9.6.2.
ARTICLE 10INTELLECTUAL PROPERTY
10.1Ownership of Intellectual Property.
10.1.1Ownership of Intellectual Property. Subject to the rights and licenses granted expressly hereunder, as between the Parties, Vir Bio shall solely own and retain all right, title and interest in and to any and all Collaboration IP.
10.1.2Assignment Obligation. Without limitation to Section 15.12, Licensee shall assign and hereby assigns, and shall cause all of its Affiliates, Sublicensees, Distribution Partners and subcontractors to assign, irrevocably, without reservation, all of their respective rights, title, and interest in and to the Collaboration IP to Vir Bio.
10.1.3Ownership of Product Trademarks. As between the Parties, Licensee shall own all right, title and interest to the Product Trademarks.
10.1.4Ownership of Corporate Names. As between the Parties, except for the licenses expressly granted under Article 9, Vir Bio shall retain all right, title and interest in and to Vir Bio Corporate Names, and Licensee shall retain all right, title and interest in and to Licensee Corporate Names.

10.2Maintenance and Prosecution of Patents.
10.2.1Licensed Patents. As between the Parties, Vir Bio shall have the sole right, but not the obligation, to Prosecute all Licensed Patents in the Territory (subject to discussion with the JSC in accordance with Section 7.1.2(e)) and in the Vir Bio Territory, using counsel of its choice. Licensee shall reimburse Vir Bio [***]. Vir Bio shall keep Licensee reasonably informed with respect to the Prosecution of Licensed Patents in the Territory, including by providing Licensee with drafts of any material filings or responses to be made to the relevant patent offices in the Territory sufficiently in advance of submitting such filings or responses so as to give Licensee a reasonable opportunity to provide comments thereon. Vir Bio shall consider in good faith the reasonable and timely comments of Licensee with respect thereto. Vir Bio may abandon or elect not to Prosecute (including, for clarity an election to not pursue validation in one (1) or more member states under the European Patent Convention) a Licensed Patent in the Territory only upon the Parties’ mutual agreement and, if the Parties agree that Vir Bio may abandon such Licensed Patent, neither Party shall have the right to assume Prosecution of such Licensed Patent, and if Vir Bio abandons the Prosecution of such Licensed Patent in accordance with the foregoing, such patent shall no longer be considered a Licensed Patent for the purposes of this Agreement. If Licensee wishes for Vir Bio to abandon or elect not to Prosecute a Licensed Patent in the Territory (including, for clarity an election to not pursue validation in one (1) or more member states under the European Patent Convention), the Parties shall discuss and reasonably agree in good faith the appropriate course of action having regard to the commercial potential of the Licensed Products in that country and the commercial value of the patent in question. If the Parties do not agree, the matter shall be escalated to the JSC in accordance with Section 7.1.2(e).
10.2.2Cooperation. The Party that is not Prosecuting the Licensed Patents in the Territory shall reasonably cooperate with the Party that is Prosecuting such Licensed Patents in Prosecution of all Licensed Patents in the Territory, including by offering any requested comments in a timely manner, providing access to relevant documents and other evidence, executing all appropriate documents and making its employees reasonably available at reasonable business hours.
10.2.3Patent Listings. As between the Parties, Licensee shall be solely responsible for making all patent listings with respect to Licensed Product(s) in the Territory, including as required or permitted under the national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or other equivalents in the Territory. Vir Bio shall cooperate with Licensee’s reasonable requests in connection therewith, including meeting any submission deadlines, to the extent required or permitted by Applicable Law.

10.2.4Patent Term Extension and Supplementary Protection Certificate. As between the Parties, Vir Bio shall have the sole right to make decisions regarding, and to apply for, patent term extensions worldwide, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, including pediatric exclusivity, wherever applicable, for the Licensed Patents, including whether or not to do so, provided that Vir Bio shall first consult with Licensee on decisions relating to patent term extensions of Licensed Patents in the Territory before referral to the JSC for approval of the decision under Section 7.1.2(f) and Licensee shall provide prompt and reasonable assistance, as requested by Vir Bio.
10.3Enforcement of Patents.
10.3.1Notice. Each Party shall promptly notify the other Party in writing of any Infringement of the Licensed Patents in any country in the Territory or the Vir Bio Territory of which such Party becomes aware, including as a result of receipt of notice from a Third Party pursuant to Section 505(b)(3) or 505(j)(2)(B) of the Federal Food, Drug and Cosmetic Act (the “FD&C Act”) (e.g., the filing of an Abbreviated New Drug Application under Section 505(j) of the FD&C Act or an application under Section 505(b)(2) of the FD&C Act naming a Licensed Product as a reference listed drug and including a certification under Section 505(j)(2)(A)(vii)(IV) or 505(b)(2)(A)(IV), respectively).
10.3.2Enforcement and Defense of Licensed Patents. As between the Parties, (a) Vir Bio shall have the first right, but not the obligation, to prosecute any Infringement in the Territory with respect to any Licensed Patents, including as a defense in response to a declaratory judgment, generic or biosimilar litigation, or as counterclaim in connection with any Third Party Infringement Claim, and (b) Vir Bio shall have the sole right, but not the obligation, to prosecute any Infringement in the Vir Bio Territory with respect to any Licensed Patents, in each case ((a) and (b)), at Vir Bio’s sole cost and expense, using counsel of its choice; provided that with respect to prosecution of any Infringement in the Territory set forth in clause (a), Licensee shall have the right to join as a party to such claim, suit or proceeding and participate, at its sole cost and expense, using counsel of its own choice; provided, further, that Vir Bio shall retain control of the prosecution of such claim, suit or proceeding, including the response to any defense or defense of any counterclaim raised in connection therewith. If Vir Bio or its designee elects not to prosecute such Infringement in the Territory under this Section 10.3.2 within the required timelines, Vir Bio shall so notify Licensee and Licensee may prosecute such Infringement in the Territory, at its sole cost and expense.

10.3.3Cooperation; Settlement. The Parties shall cooperate fully in any Infringement action pursuant to this Section 10.3, including by making the inventors, applicable records and documents (including laboratory notebooks) with respect to the relevant Patents available to the Enforcing Party on the Enforcing Party’s request. With respect to an action controlled by the applicable Enforcing Party, the non-Enforcing Party shall, and shall cause its Affiliates to, assist and cooperate with the Enforcing Party, as the Enforcing Party may reasonably request from time to time, in connection with its activities set forth in this Section 10.3, including, where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. Unless otherwise set forth herein, the Enforcing Party shall have the right to settle such claim; provided that (a) in no event shall Licensee enter into any compromise, settlement or stipulation with respect to any enforcement action or defense commenced pursuant to this Section 10.3 that would adversely impact the interpretation, validity or enforceability of the claims in any Licensed Patents (or the equivalent Patents in the Vir Bio Territory) without Vir Bio’s prior written approval and (b) without limiting the foregoing clause (a), neither Party shall have the right to settle any Infringement litigation under Section 10.3.2 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned or delayed).
10.3.4Recovery. Except as otherwise agreed by the Parties in writing in connection with a cost sharing arrangement, any recovery realized as a result of such Infringement action in the Territory described above in this Section 10.3 (whether by judgment, settlement or otherwise) with respect to Licensed Patents shall [***].
10.4Infringement Claims by Third Parties.
10.4.1If a Third Party asserts that a Patent or other intellectual property right (other than Trademarks) owned or controlled by such Third Party is infringed or misappropriated by the Exploitation of the Licensed Compounds or Licensed Products (a “Third Party Infringement Claim”), the Party first obtaining knowledge of such Third Party Infringement Claim shall immediately provide the other Party notice of such Third Party Infringement Claim along with the related facts in reasonable detail.

10.4.2If any such Third Party Infringement Claim against Vir Bio is subject to the indemnification obligations of Licensee under Section 13.2, then the Parties shall proceed under Section 13.3 (and other applicable provisions of Article 13) with respect to such Third Party Infringement Claim. In all other cases, (a) Vir Bio shall have the first right, but not the obligation, to control the defense of any such Third Party Infringement Claim in the Territory and (b) Vir Bio shall have the sole right, but not the obligation, to control the defense of any such Third Party Infringement Claim in the Vir Bio Territory, in each case ((a) and (b)), at the sole cost and expense of Vir Bio, using counsel of its own choice; provided that with respect to defending such Third Party Infringement Claim in the Territory set forth in clause (a), Licensee shall have the right to join as a party in defending such Third Party Infringement Claim, at its sole cost and expense, using counsel of its own choice. If Vir Bio elects not to defend or control the defense of or otherwise fails to initiate and maintain the defense of any such Third Party Infringement Claim in the Territory within such time periods so that Vir Bio is not prejudiced by any delays, Licensee may, subject to the remainder of this Section 10.4 and, as applicable, Section 10.5, conduct and control the defense of such Third Party Infringement Claim, at its own cost and expense.
10.4.3In the event of the defense of any Third Party Infringement Claim by Licensee in the Territory, (a) Licensee shall not be entitled to assert a claim or counterclaim against such Third Party based on the Patents or other intellectual property rights of Vir Bio without the prior written consent of Vir Bio and (b) subject to Article 13 and, as applicable, Section 10.5, Licensee shall have the right to control settlement of such claim; provided that (i) no compromise, settlement or stipulation shall be entered into by or on behalf of either Party without the prior consent of the other Party if such compromise, settlement or stipulation would adversely impact or diminish the rights and benefits of such other Party under this Agreement or would adversely impact the interpretation, validity or enforceability of the claims in any Licensed Patents, or impose any new obligations or adversely impact any obligations of such other Party under this Agreement and (ii) Licensee shall not be entitled to enter into any compromise, settlement or stipulation with respect to any such Third Party Infringement Claim by granting a license or covenant not to sue under or with respect to the Patents or other intellectual property rights Controlled by Vir Bio without the prior written consent of Vir Bio.
10.4.4Except as otherwise agreed by the Parties in writing in connection with a cost sharing arrangement, any recoveries awarded to the Party controlling the defense in connection with any Third Party Infringement Claim defended under this Section 10.4 shall [***].
10.5Product Trademarks.
10.5.1Registration, Prosecution and Maintenance of Product Trademarks. Licensee shall have the sole right and authority (but not the obligation) to register prosecute and maintain the Product Trademarks, using counsel of its own choice, in the Territory. All costs and expenses of registering, prosecuting and maintaining the Product Trademarks specific to the Territory shall be borne by Licensee. Licensee may abandon a Product Trademark in the Territory only upon the Parties’ mutual agreement. For clarity, other than the license to use the Vir Bio Corporate Names in Section 9.1.3, nothing hereunder grants to Licensee any rights to Trademarks owned or controlled by Vir Bio.

10.5.2Enforcement and Defense of Trademarks. As between the Parties, Licensee shall have the sole right, but not the obligation, to take such action as it deems necessary against (a) any alleged, threatened or actual claim by a Third Party that the use or registration of any Product Trademark infringes, dilutes, misappropriates or otherwise violates any Trademark or other right of such Third Party or constitutes unfair trade practices or any other like offense, or any other claims as may be brought by a Third Party against a Party in connection with the use of the Product Trademarks, (b) a Third Party based on any alleged, threatened or actual claim of infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, any Product Trademark by such Third Party and (c) any alleged, threatened or actual claim by a Third Party with respect to the validity, unenforceability, nonuse or other challenge to any Product Trademark or any registration or application therefor (any such claim in (a), (b) or (c), a “Product Trademark Claim”), in each case ((a), (b) and (c)), in the Territory, at Licensee’s sole cost and expense and using counsel of its own choice; provided that Vir Bio shall have the right to join as a party in such action, at its sole cost and expense, using counsel of its own choice. Notwithstanding the foregoing, the non-Trademark Enforcing Party shall have the right to provide input on the overall strategy for such action and the Trademark Enforcing Party shall consider such input in good faith. Except as otherwise agreed by the Parties in writing in connection with a cost sharing arrangement, any recovery realized as a result of any Product Trademark Claim in the Territory described above in this Section 10.5.2 (whether by judgment, settlement or otherwise) with respect to Product Trademarks shall be first allocated to reimburse the Trademark Enforcing Party (or both Parties, in the event the Parties act jointly) for its actual Out-of-Pocket Costs incurred in making such recovery. Any remainder after such reimbursement is made shall be retained by the Trademark Enforcing Party; provided, however, that in the event the Parties act jointly against any Product Trademark Claim in the Territory pursuant to this Section 10.5.2, such remainder shall be shared [***] by the Parties.
10.5.3Cooperation. A Party shall promptly notify the other Party in writing of any Product Trademark Claim of which that Party becomes aware. The Parties shall cooperate fully in any Product Trademark Claim action pursuant to Section 10.5.2, including, as the Trademark Enforcing Party may request from time to time, where necessary, furnishing such power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence, and making its employees available.
10.5.4Restrictions of Use of Trademarks. Except for the use of the Product Trademarks in the Territory hereunder, Licensee shall not, and shall not permit their Affiliates or its or their Sublicensees to, register, attempt to register or use in their respective businesses, any Trademark in connection with the Licensed Products that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Trademark owned or controlled by Vir Bio.

10.6Standby License. During the Term, Licensee may request from time to time but in no event more than [***], and Vir Bio shall use commercially reasonable efforts to obtain and shall cooperate with Licensee to obtain, from any Third Party licensor of any Licensed Know-How or Licensed Patents (each such license, an “Upstream License”), one (1) or more of the following:
10.6.1a standby letter with such Third Party licensor which obliges such Third Party licensor to enter into a direct license for a period no longer than the Term with Licensee under the applicable Licensed Know-How or Licensed Patents promptly following the termination of such Upstream License;
10.6.2a direct license from such Third Party licensor under the applicable Licensed Know-How or Licensed Patents for a period no longer than the Term on terms and conditions consistent with the applicable terms and conditions under the applicable Upstream License, which direct license shall only become effective if the such Upstream License is terminated or otherwise ceases to be in effect for any reason other than expiration thereof or as a result of Licensee’s failure to comply with this Agreement or its obligations as a sublicensee under such Upstream License; or
10.6.3an amendment to such Upstream License to automatically grant Licensee a direct license from such Third Party licensor for a period no longer than the Term under the applicable Licensed Know-How or Licensed Patents on termination of such Upstream License;
provided that in each case, Licensee’s rights under any such letter, license, or amendment relating to an Upstream License shall automatically terminate and be of no force or effect if the termination of such Upstream License results from Licensee’s breach of this Agreement or any related agreement, or if this Agreement is terminated (other than termination by Licensee pursuant to Section 14.2.4).
10.7Recording. If either Party deems it necessary or desirable to register or record this Agreement or provide evidence of this Agreement with any patent office or other appropriate Governmental Authority in one (1) or more jurisdictions in the world, then the other Party shall reasonably cooperate to execute and deliver to such Party any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in such Party’s reasonable judgment, to complete such registration or recordation.

ARTICLE 11 CONFIDENTIALITY AND NON-DISCLOSURE
11.1Confidentiality Obligation. At all times during the Term and for a period of [***] following termination or expiration hereof in its entirety, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, which permitted uses include the exercise of the rights and licenses granted to such Party hereunder and the performance of obligations hereunder. “Confidential Information” means any technical, business or other information provided by or on behalf of one Party to the other Party in connection with this Agreement or the Ancillary Agreements, whether prior to, on or after the Effective Date, including information relating to the terms of this Agreement (subject to Section 11.4, Section 11.5 and Section 11.6), information relating to the Licensed Compounds or any Licensed Product (including the Regulatory Documentation), any Development or Commercialization of the Licensed Compounds or any Licensed Product, any know-how with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Licensed Know-How) or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, (a) Licensed Know-How shall be deemed to be the Confidential Information of Vir Bio and Vir Bio shall be deemed to be the disclosing Party, and Licensee shall be deemed to be the receiving Party, with respect thereto, and (b) the terms of this Agreement shall be deemed to be the Confidential Information of both Parties and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 11.1 with respect to any Confidential Information shall not include any information that:
11.1.1is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party;
11.1.2can be demonstrated by documentation or other competent proof to have been in the receiving Party’s (or its Affiliates’) possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
11.1.3is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;
11.1.4has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or
11.1.5can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.
11.2Manufacturing Information. If any Manufacturing-related Information Controlled by Vir Bio is provided to Licensee under this Agreement or any related agreements between the Parties, Licensee shall adopt and implement reasonable procedures to prevent the disclosure and use of such Manufacturing-related Information by establishing reasonable physical and electronic safeguards, segregating all Manufacturing-related Information from information or materials of Licensee, its Affiliates or that of Third Parties in order to prevent commingling; and notifying Vir Bio promptly, and cooperating with Vir Bio as Vir Bio may reasonably request, upon any discovery of any loss or compromise of Vir Bio’s Manufacturing-related Information.
11.3Permitted Disclosures. The receiving Party may disclose Confidential Information of the disclosing Party to the extent that such disclosure is:
11.3.1made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and Governmental Authority or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted), including by reason of filing with securities regulators; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;
11.3.2made by or on behalf of the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
11.3.3made by or on behalf of the receiving Party to a patent authority as may be reasonably necessary or useful for purposes of obtaining or enforcing a Patent; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

11.3.4made by or on behalf of Vir Bio as the receiving Party, in connection with its performance or exercise of the Retained Rights;
11.3.5made by or on behalf of the receiving Party to any banks or other financial institutions or potential or actual investors or acquirors of any or all of the business to which this Agreement relates or in connection with any divestiture of any or all of Vir Bio’s compounds or products for the treatment of chronic hepatitis delta outside of the Territory, in each case, in connection with their evaluation of a debt financing, follow-on offering or potential or actual investment or acquisition, or to any financial, investor relations and communications advisors for the purposes of preparing communications and investor events subsequent to a potential deal announcement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to such obligations set forth in this Article 11 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure; except with respect to trade secrets, for which the confidentiality and non-use obligations shall continue for so long as such Confidential Information remains a trade secret under Applicable Law); and provided, further, that the receiving Party shall remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Article 11;
11.3.6made by the receiving Party (a) to its Affiliates, or its or its Affiliates’ officers, employees, consultants, or agents who reasonably need to know such Confidential Information in connection with the receiving Party’s performance of its obligations or exercise of its rights under this Agreement or (b) to any actual or potential collaborators, partners, licensees, sublicensees (including, with respect to Licensee, Sublicensees) or subcontractors, in each case, solely in connection with the research, Development, Manufacture or Commercialization of the Licensed Compounds or Licensed Products or otherwise to the extent reasonably necessary for the receiving Party to exercise its rights or perform its obligations hereunder; provided that, in each case ((a) and (b)), prior to any such disclosure, each disclosee will be bound by obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to such obligations set forth in this Article 11 (with a duration of confidentiality and non-use obligations as appropriate that is no less than [***] from the date of disclosure, except with respect to trade secrets, for which the confidentiality and non-use obligations shall continue for so long as such Confidential Information remains a trade secret under Applicable Law); and provided, further, that the receiving Party shall remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Article 11; or
11.3.7made by the receiving Party to its advisors (including attorneys and accountants) in connection with activities related to this Agreement; provided that prior to any such disclosure, each such disclosee will be bound by obligations of confidentiality and non-use with respect to such Confidential Information consistent with such obligations set forth in this Article 11 (but of shorter duration, if customary); and provided, further, that the receiving Party will remain responsible for any failure by any such disclosee to treat such Confidential Information as required under this Article 11.

11.4Use of Name. Except as expressly provided herein, neither Party or any of its Affiliates or its or their (sub)licensees (or Sublicensees) shall mention or otherwise use the name, logo or Trademark of the other Party or any of its Affiliates or any of its or their licensors or (sub)licensees (or Sublicensees) (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material or other form of publicity without the prior written approval of such other Party in each instance. The Parties shall not, and shall not permit their Affiliates or its or their (sub)licensees (or Sublicensees) to, register, attempt to register or use in their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Vir Bio Corporate Names, in the case of Licensee, or the Licensee Corporate Names, in the case of Vir Bio. The restrictions imposed by this Section 11.4 shall not prohibit (a) either Party from making any disclosure identifying the other Party to the extent required in connection with its exercise of its rights or obligations under this Agreement and (b) either Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).

11.5Public Announcements. Vir Bio will issue a press release on substantially the form attached hereto as Schedule 11.5(a), and Licensee will issue a press release on substantially the form attached hereto as Schedule 11.5(b). The Parties shall coordinate in order to accomplish both releases promptly upon execution of this Agreement. In the event that the closing of this transaction is subject to any regulatory approval, the Parties shall coordinate to issue such press releases upon closing of this transaction. Each Party shall issue its own public announcement, press release or other public disclosure (including social media) regarding this Agreement or its subject matter with respect to the Licensed Products in the Territory unless the Parties agree to jointly issue such disclosure, provided that subject to Section 11.7.2, neither Party shall issue any public announcement, press release or other public disclosure (including social media) regarding this Agreement or its subject matter with respect to the Licensed Products in the Territory without the other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, except (a) as contemplated by the first three (3) sentences of this Section 11.5 and (b) for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted), provided, further, that Vir Bio may issue its own public announcement, press release or other public disclosure (including social media) regarding either of the Licensed Compounds in the Vir Bio Territory without the prior written consent of Licensee. For clarity, Licensee shall have no right to consent to Vir Bio’s issuance of any public announcement, press release or other public disclosure (including social media) regarding this Agreement or its subject matter with respect to the Licensed Products in the Vir Bio Territory. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such public announcement, press release or other public disclosure (including social media) regarding this Agreement or its subject matter with respect to the Licensed Products in the Territory (e.g., Form 8-K and any related press release to be filed or furnished therewith or otherwise related, including a redacted version of this Agreement), such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [***] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party, in accordance with this Section 11.5; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable. Licensee shall provide to Vir Bio final drafts of any proposed disclosure at least twenty-four (24) hours prior to the anticipated disclosure.
11.6Disclosure of Existence and Terms of the Agreement. The Parties acknowledge and agree that Vir Bio may disclose the existence and terms of this Agreement to Third Parties as required by its contractual obligations under the Upstream Licenses. Such disclosure shall, to the extent permitted by the applicable agreements and Applicable Law, be made on a redacted and confidential basis.

11.7Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding the activities under this Agreement, including the results and data from the [***] Trials. For clarity, publications with respect to Medical Affairs Activities shall be disclosed in accordance with the publication strategy and plan set forth in the Global Medical Affairs Plan or the Licensee Medical Affairs Plan, as applicable, pursuant to Section and Section 4.3.
11.7.1Within [***] after the establishment of the JDC in accordance with Section 7.3.1, (a) Licensee shall submit to the JDC for review and approval a written plan with respect to its Publications (such plan, the “Licensee Publication Plan”) made by or on behalf of Licensee or any of its Affiliates, and (b) Vir Bio shall submit a written plan with respect to its Publication (such plan, the “Global Publication Plan”) to the JDC for informational purposes only (and, for clarity, not subject to the JDC’s approval). Thereafter, (x) Licensee shall maintain the Licensee Publication Plan and submit to the JDC for review and approval annual updates to such Licensee Publication Plan and shall disclose its Publications consistent with the approved Licensee Publication Plan and (y) Vir Bio shall maintain the Global Publication Plan and submit annual updates thereto to the JDC for informational purposes only (and, for clarity, not subject to the JDC’s approval) and shall disclose its Publications consistent with such submitted Global Publication Plan.
11.7.2Vir Bio and its Affiliates shall be free to publicly disclose the results of and information regarding Development activities with respect to any Licensed Compounds or Licensed Products under this Agreement, including the results and data from the ECLIPSE Trials, subject to prior review by Licensee of any disclosure of Confidential Information of Licensee for issues of patentability and protection of such Confidential Information, in a manner consistent with Applicable Law and industry practices, as provided in this Section 11.7. Accordingly, prior to publishing or disclosing any Confidential Information of Licensee, Vir Bio shall provide Licensee with drafts of proposed abstracts, manuscripts or summaries of presentations that cover such Confidential Information. Licensee shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation.

11.7.3Licensee shall not, and shall cause each of its Affiliates and its and their Sublicensees not to, make any Publications without Vir Bio’s prior written consent unless such Publications are consistent with the then-current Global Publication Plan and Licensee Publication Plan. In light of the Retained Rights of Vir Bio, Licensee recognizes Vir Bio’s interest in coordinating with respect to any proposed Publication disclosing results of and information regarding Development or other activities conducted with the respect to the Licensed Compounds or Licensed Products. Accordingly, Vir Bio shall have the right to review and comment on any Publication proposed by or on behalf of Licensee or any of its Affiliates or Sublicensees (or by any institution or investigator engaged by Licensee or any of its Affiliates or Sublicensees) that contains clinical data or pertains to results of Clinical Studies or other studies or Development activities, or results of other activities conducted hereunder, with respect to the Licensed Compounds or Licensed Products or that includes any Confidential Information of Vir Bio, and Licensee shall reasonably consider in good faith all comments provided by Vir Bio to Licensee with respect to such proposed Publication. Licensee shall deliver or cause to be delivered to Vir Bio at least [***] in advance of the earlier of (a) the date of intended submission for publication and (b) the date of public dissemination, in each case ((a) or (b)), a copy of any such proposed Publication and, where such Publication is intended to be by verbal presentation only, a copy of the intended script, together with any slides or other materials, as applicable, to be provided in connection with such verbal presentation. Vir Bio shall have the right to (i) review the accuracy of scientific information related to the Licensed Compounds or Licensed Products and request revisions to such proposed Publication, (ii) request redactions to such proposed Publication to protect Vir Bio’s Confidential Information, (iii) request revisions to such proposed Publication to the extent such proposed Publication contains any information, data or results having or likely to have any material adverse impact on the Development or Commercialization of the Licensed Compounds or Licensed Products in the Vir Bio Territory and (iv) provide any other comments it elects to make, in each case ((i) through (iv)), prior to the intended date of submission for publication or presentation. Licensee shall (x) reasonably consider in good faith all requests and comments provided by Vir Bio to Licensee made pursuant to the foregoing clauses (i) through (iii), and (y) at Vir Bio’s reasonable request, delay submission or presentation of such Publication for a reasonable period (not to exceed [***]) to permit filings for patent protection and to otherwise address issues of Confidential Information.
11.7.4Without limitation of anything set forth in this Section 11.7, each Party shall conduct Publication activities in accordance with internationally recognized scientific and ethical standards concerning publications, including the Uniform Requirements for Manuscripts Submitted to Biomedical Journals established by the International Committee of Medical Journal Editors (the “ICMJE”). Licensee shall, prior to proposing a Publication, identify authors for such Publication in accordance with the ICMJE authorship criteria.

11.8Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing and the non-requesting Party shall either, with respect to Confidential Information (in the event of termination of this Agreement with respect to a Terminated Territory but not in its entirety, to the extent solely relating to such Terminated Territory) to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, at the requesting Party’s election, (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party or (b) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (x) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (y) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 11.1.
11.9Covered Data Transactions. Licensee shall not engage or attempt to engage in, or permit others to engage or attempt to engage in any selling, licensing of access or other similar prohibited “data brokerage transaction” with respect to any data provided or made available by or on behalf of Vir Bio or any of its Affiliates to Licensee or any of its Affiliates hereunder, or any part thereof, to “countries of concern” or “covered persons” (each as defined in 28 CFR part 202). Where Licensee knows or suspects that a country of concern or covered person (each as defined in 28 CFR part 202) has gained access to any such data through a prohibited data brokerage transaction (as defined in 28 CFR part 202), Licensee shall immediately inform Vir Bio. Failure to comply with this provision will constitute a breach of this Agreement and may constitute a violation of 28 CFR part 202.
ARTICLE 12REPRESENTATIONS, WARRANTIES AND COVENANTS
12.1Mutual Representations and Warranties. Each Party represents and warrants to the other, as of the Effective Date, that:
12.1.1such Party is duly organized, validly existing and in good standing under Applicable Law of the jurisdiction of its organization and has the requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;
12.1.2the execution, delivery and performance of this Agreement by such Party (a) have been duly authorized by all necessary or proper corporate action on the part of such Party; (b) do not conflict with any provision of the organizational documents of such Party; (c) do not violate any Applicable Law; and (d) do not violate or conflict with any terms of any agreement or other instrument to which such Party is a party, or by which such Party is bound; and

12.1.3this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that the enforceability hereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Applicable Law relating to the enforcement of creditors’ rights generally or by general principles of equity.
12.2Additional Representations and Warranties of Vir Bio. Vir Bio further represents and warrants to Licensee, as of the Effective Date, as follows:
12.2.1Vir Bio Controls the Licensed Patents and has the right to grant the licenses specified herein;
12.2.2Vir Bio’s rights, title and interest in, to and under the Licensed Patents and Licensed Know-How are free and clear of any lien, charge, encumbrance or security interest of any Third Parties in respect of the Licensed Patents other than as expressly provided in an Upstream License;
12.2.3to Vir Bio’s Knowledge, (a) the Licensed Patents are not invalid or unenforceable; (b) the Commercialization of the Licensed Compounds or Licensed Products does not infringe any Patent owned by any Third Party; and (c) Vir Bio has not received any written claim or demand alleging any of the foregoing;
12.2.4no Person has threatened in writing to infringe or misappropriate, and, to Vir Bio’s Knowledge, no Person is infringing or misappropriating, the Licensed Patents or the Licensed Know-How;
12.2.5Vir Bio has not previously assigned, transferred, conveyed, or granted any license or other rights under the Licensed Patents or Licensed Know-How that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder;
12.2.6Schedule 1.107 sets forth a complete and accurate list of all Licensed Patents, including ownership thereof, Controlled by Vir Bio or its Affiliates as of the Effective Date that are reasonably necessary for the Development, Manufacturing or Commercialization of the Licensed Products as they currently exist;
12.2.7all issued Licensed Patents in existence as of the Effective Date are validly subsisting and enforceable and all maintenance fees and similar annuity payments have been made in each of the jurisdictions requiring such payments;
12.2.8it has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the non-public information within Licensed Know-How and, to Vir Bio’s Knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any Licensed Know-How or which otherwise resulted in any non-public Licensed Know-How falling into the public domain;

12.2.9with respect to all Licensed Patents and Licensed Know-How, (a) Vir Bio and its Affiliates and their licensees and sublicensees have obtained from all employees, officers, directs, contractors, consultants, agents and other representatives of Vir Bio or its Affiliates who participated in the invention or authorship thereof, assignments of all ownership rights of such personnel in such Licensed Patents and Licensed Know-How, either pursuant to written agreement or by operation of Applicable Law; (b) all of such personnel have executed agreements or have existing obligations under Applicable Law requiring assignment to Vir Bio or its Affiliate, licensee or sublicensee, as applicable, of all rights, title, and interests in and to their inventions made during the course of and as the result of this Agreement; and (c) no such personnel of Vir Bio or its Affiliate is subject to any agreement with any other Person that requires such personnel to assign any interest in any Licensed Patents and Licensed Know-How to any Person other than Vir Bio or its Affiliate or their licensees or sublicensees;
12.2.10 the Licensed Patents or the Licensed Know-How has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any other Third Party, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law in any other country;
12.2.11 Vir Bio holds, and has operated in compliance with, such Regulatory Approvals and other permits, licenses, authorizations and clearances of all applicable Regulatory Authorities required in connection with the Development to date of the Licensed Compounds and Licensed Products as conducted prior to the Effective Date;
12.2.12 Vir Bio and its Affiliates have complied with all Applicable Laws in connection with the Development of the Licensed Compounds and Licensed Products;
12.2.13 neither Vir Bio nor any of its Affiliates has received any warning letters or written correspondence from any Regulatory Authority or other Governmental Authority requiring the termination or suspension of any Clinical Study (including the ECLIPSE Trials) or pre-clinical studies or tests with respect to the Licensed Compound or Licensed Product or requiring the material modification of the conduct of the ECLIPSE Trials as being conducted on the Effective Date;
12.2.14 neither Vir Bio nor its Affiliates nor, to Vir Bio’s Knowledge, its Third Party manufacturers has received any notices of material noncompliance with Applicable Laws relevant to the Manufacture of a Licensed Compound or Licensed Product, and no such entity has entered into a consent decree or similar arrangement with respect to the manufacture of any Licensed Compound or Licensed Product;
12.2.15 to Vir Bio’s Knowledge, neither Vir Bio nor its Affiliates nor its Third Party independent contractors have used in connection with Licensed Compound or Licensed Product any Person that has been or is debarred pursuant to Section 306 of the FD&C Act or its non-U.S. equivalents or excluded or is the subject of debarment or exclusion proceedings by any Governmental Authority;
12.2.16 to Vir Bio’s Knowledge, no litigation has been brought or threatened in writing by any Third Party alleging that the Exploitation of a Licensed Product to treat a human patient has caused a serious injury, harm or death of such patient; and

12.2.17 Vir Bio’s provision of data, information and documents to Licensee as part of the diligence process prior to the Effective Date did not intentionally or knowingly contain any untrue statement of a material fact and did not intentionally or knowingly fail to disclose any material fact in Vir Bio’s possession or control, in each case with respect to the Licensed Compound, the Licensed Product, or the Licensed Patents.
12.3Additional Representations and Warranties of Licensee. Licensee further represents and warrants to Vir Bio, as of the Effective Date, as follows:
12.3.1[***];
12.3.2[***];
12.3.3neither Licensee nor any of its Affiliates, Distribution Partners, nor its or their respective employees, have been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority; and
12.3.4to Licensee’s knowledge, each of Licensee’s or its Affiliates’ Distribution Partners are in material compliance with Applicable Law.
12.4Additional Covenants of Vir Bio. With respect to any Upstream License, Vir Bio and its Affiliates shall not, to the extent it would materially impact Vir Bio’s ability to perform its obligations or Licensee’s ability to exercise its rights under this Agreement:
12.4.1materially breach or be in material default under any such Upstream License and shall promptly take all reasonable steps to remedy any such breach of which it becomes aware;
12.4.2do any act or make any omission that would be reasonably likely to give rise to a termination right of any other party to any such Upstream License; and
12.4.3terminate any such Upstream License or agree, consent, or acquiesce to amend, supplement, modify, or waive any provision thereof, in each case, that would materially conflict with or materially adversely affect the rights granted to Licensee under this Agreement.
12.5DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE; AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
12.6Anti-Bribery and Anti-Corruption Compliance. The Parties shall comply with the Anti-Corruption Laws and shall not, directly or indirectly (whether through any of its equity holders, partners, managers, officers, directors, employees, representatives, Affiliates, (sub)contractors, agents or any other Third Party), offer, pay, promise to pay, give, promise to give or authorize the payment of any money, the giving of any financial or other advantage or the giving of anything else of value to or for the benefit of:

12.6.1 a Covered Person for the purpose of (a) improperly influencing or rewarding any act, the failure to undertake any act or decision of such Covered Person, (b) inducing such Covered Person to do or omit to do any act, (c) securing any improper advantage for either Party or any of its respective Affiliates or (d) improperly inducing such Covered Person to use his or her influence to affect or influence any act or decision of a political party, a Governmental Authority or a health care organization, (including any public health organization); or
12.6.2any officer, director, employee, agent, or representative of a Third Party, unless: (a) such offer, promise, payment or gift is made without the intent to influence the recipient’s or beneficiary’s action with respect to such Third Party’s business, gain a commercial benefit for either Party to the detriment of such Third Party or induce the recipient or beneficiary to violate a duty of loyalty to such Third Party and (b) such Third Party has provided its prior written consent.
12.7Statements and Compliance with Applicable Law. Each Party shall, and shall cause its Affiliates to, comply with all Applicable Law with respect to the Exploitation of Licensed Products. Without limitation to the foregoing, each Party shall conform its practices and procedures relating to the Commercialization of the Licensed Products in the Territory or the Vir Bio Territory, as applicable, and educating the medical community in the Territory or the Vir Bio Territory, as applicable, with respect to the Licensed Products to any applicable industry association regulations, policies and guidelines, as the same may be amended from time to time, and Applicable Law.
12.8Compliance.
12.8.1Definitions. In addition to the definitions set out in Article 1, the following definitions shall apply for the purposes of this Section 12.8:
(a)“Anti-Facilitation of Tax Evasion Laws” means all Applicable Laws, regulations or orders designed or intended to prohibit, prevent, or restrict the facilitation of tax evasion, including the United Kingdom Criminal Finances Act 2017;
(b)“Anti-Money Laundering Laws” means all Applicable Laws, regulations or orders relating to money laundering, terrorist financing or the proceeds of criminal activity, including (i) the European Union Anti-Money Laundering Directives and any related legislation implemented by member states of the European Union, (ii) the United Kingdom Proceeds of Crime Act 2002, and (iii) the United States Bank Secrecy Act and USA PATRIOT Act.
(c)“Anti-Trust Laws” means all Applicable Laws governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.
(d)“Compliance Laws” means Anti-Facilitation of Tax Evasion Laws, Anti-Money Laundering Laws, Anti-Trust Laws, Data Protection Laws, Economic Sanctions Laws, and Modern Slavery and Human Trafficking Laws.

(e)“Economic Sanctions Laws” means applicable economic or financial sanctions, restrictive measures, trade embargoes or Export Control Laws imposed, administered or enforced from time to time by any sanctions authority.
(f)“Modern Slavery and Human Trafficking Law” means all applicable anti-slavery or human trafficking laws, statutes, regulations and codes from time to time in force, including laws, statues and regulations relating to immigration, recruitment, forced labor, child labor, working hours, minimum pay and workplace including the United Kingdom Modern Slavery Act 2015.
12.8.2General. Each Party shall, and shall procure that its Affiliates shall:
(a)perform its obligations under this Agreement in accordance with Applicable Laws and in accordance with its respective code of business ethics and comply at all times with all Compliance Laws and any codes of conduct of any applicable Regulatory Authority or trade association, and professional industry standards and carry out its respective activities contemplated hereunder in accordance with Applicable Laws and its respective code of business ethics;
(b)not do, or omit to do, any act that may cause or lead the other Party or any of its Affiliates to be in breach of any Compliance Laws or other requirements set out in this Section 12.8;
(c)maintain and enforce adequate policies designed to ensure compliance with all Compliance Laws and other requirements set out in this Section 12.8;
(d)promptly notify the other Party if it becomes aware of, or the subject of, an investigation, inquiry, enforcement proceeding or prosecution which relates to, any actual or alleged breach of any Compliance Laws or other requirements set out in this Section 12.8 in relation to the performance of its obligations or exercise of its rights under this Agreement; and
(e)promptly cooperate with the other Party or any regulator or prosecutor in any investigation relating to any actual or alleged breach of any Compliance Laws or other requirements set out in this Section 12.8 by the other Party or any of its Affiliates in relation to the performance of its obligations or exercise of its rights under this Agreement.
12.8.3Representations and Warranties. Each Party represents and warrants that:
(a)it and its Affiliates are familiar with and understand the requirements and prohibitions of applicable Compliance Laws, and have had and will continue to have appropriate training regarding Compliance Laws;
(b)it and its Affiliates are not conducting any business directly or indirectly in any territory in breach of Compliance Laws (including the Economic Sanctions Laws restricting trade in Russia, Belarus, Cuba, Iran, Syria, North Korea, Crimea of Ukraine, Donetsk Peoples Republic and Luhansk Peoples Republic);

(c)neither it nor any of its Affiliates has at any time prior to the date of this Agreement committed a breach, is in breach of, or is subject to any investigation, inquiry, enforcement proceeding or prosecution which relates to an actual or alleged breach of applicable Compliance Laws;
(d)it has conducted and will continue to conduct appropriate due diligence on its consultants, subcontractors, service providers and any other of its own counterparties for their compliance with all Compliance Laws; and
(e)in connection with this Agreement, no improper financial or other advantage has been, will be or is agreed to be given to any person (whether working for or engaged by any of its Affiliates or any Third Party) by or on behalf of such Party or any of its Affiliates.
12.8.4Compliance Record Keeping and Audit. Each Party shall keep (at its normal place of business) detailed, accurate and up-to-date records showing in reasonable detail all steps taken by such Party to comply with Compliance Laws and other requirements set out in this Section 12.8. Each Party shall ensure that such records are sufficient to enable the other Party to verify such Party’s and its Affiliates’ compliance with this Section 12.8. Each Party shall within [***] of receipt of written request from the other Party permit the other Party and its Third Party representatives (subject to customary confidentiality undertakings), on reasonable notice during normal business hours, but without notice in case of any reasonably suspected breach of this Section 12.8, to access and take copies of such Party’s records and meet relevant personnel of such Party, in order to audit such Party’s and its Affiliates’ compliance with their obligations under this Section 12.8. The auditing Party shall use commercially reasonable efforts to ensure that any such audit is conducted in a manner that minimizes disruption and inconvenience to the audited Party. The audited Party shall give all reasonable assistance to the auditing Party and its representatives in relation to the conduct of such audit. Each Party shall bear its own costs and expenses related to any such audit unless the audited Party is in material breach of any of its obligations under this Section 12.8, in which case the audited Party shall pay to the auditing Party the reasonable costs and expenses of such audit. Such audit rights shall continue for [***] after termination or expiry of this Agreement.
12.8.5[***]
12.8.6[***]

ARTICLE 13INDEMNITY
13.1Indemnification of Licensee. Vir Bio shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Vir Bio; or (b) the negligence or willful misconduct on the part of Vir Bio or its Affiliates or its or their respective directors, officers, employees or agents in performing its obligations under this Agreement; or (c) the Exploitation by or on behalf of Vir Bio or any of its Affiliates or its or their sublicensees, distributors or contractors of the Licensed Compounds or Licensed Products for (i) (A) the Vir Bio Territory (excluding the Terminated Territory) or (B) the Terminated Territory after the applicable effective date of the termination with respect to the applicable country or (ii) the Territory, subject, in the case of Manufacturing by or on behalf of Vir Bio, to the limitation of liability provisions set forth in the Commercial Supply Agreement; except, in each case ((a) through (c)), to the extent Licensee has an obligation to indemnify Vir Bio pursuant to Section 13.2, as to which Losses each such Party shall indemnify the other to the extent of their respective liability for such Losses.
13.2Indemnification of Vir Bio. Licensee shall indemnify Vir Bio, its Affiliates, its or their (sub)licensees and its and their respective directors, officers, employees and agents and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of: (a) the breach of any representation, warranty, covenant or other term of this Agreement by Licensee; (b) the negligence or willful misconduct on the part of Licensee or its Affiliates or its or their Sublicensees or its or their distributors or contractors (including Distribution Partners) or its or their respective directors, officers, employees or agents in performing its or their obligations under this Agreement; or (c) the Commercialization and any other activities conducted under this Agreement by or on behalf of Licensee or any of its Affiliates or its or their Sublicensees, distributors or contractors (including Distribution Partners) of Licensed Products for the Territory, except, in each case ((a) through (c)), to the extent Vir Bio has an obligation to indemnify Licensee pursuant to Section 13.1, as to which Losses each such Party shall indemnify the other to the extent of their respective liability for such Losses.

13.3Indemnification Procedures
13.3.1Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or its or their (sub)licensees or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 13; provided that no failure or delay in providing such notice shall relieve the indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that such failure or delay materially prejudices the indemnifying Party with respect to such claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
13.3.2Control of Defense. The indemnifying Party shall have the right to assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within [***] after the indemnifying Party’s receipt of an Indemnification Claim Notice; provided that the indemnifying Party expressly agrees to indemnify the Indemnified Party with respect to such Third Party Claim. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 13.3.3, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all reasonable and verifiable costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in accordance with this Article 13 in its defense of the Third Party Claim.

13.3.3Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s sole cost and expense unless the employment thereof has been specifically authorized by the indemnifying Party in writing (in which case, the defense shall be controlled as provided in Section 13.3.2).
13.3.4Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the applicable indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.3.2, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim; provided that the Indemnified Party shall not settle any Third Party Claim without the prior written consent of the indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).
13.3.5Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and the indemnifying Party shall reimburse the Indemnified Party for all its, its Affiliates’ and its and their (sub)licensees’ or their respective directors’, officers’, employees’ and agents’, as applicable, reasonable and verifiable out-of-pocket expenses in connection therewith.
13.3.6Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party and its Affiliates and its and their (sub)licensees and their respective directors, officers, employees and agents, as applicable, in connection with any claim shall be reimbursed pursuant to Section 8.6 on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

13.4Special, Indirect and Other Losses. EXCEPT (A) IN THE EVENT OF (I) THE WILLFUL MISCONDUCT OR FRAUD OF A PARTY OR (II) A PARTY’S BREACH OF ITS OBLIGATIONS UNDER Article 11, SECTION 9.6.1 OR SECTION 9.6.2, (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS Article 13 OR (C) TO THE EXTENT ANY DAMAGES ARE GRANTED PURSUANT TO THE DISPUTE RESOLUTION [***], NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.
13.5Insurance. At all times during the Term and for a period of [***] following the last commercial sale of any Licensed Product under this Agreement by Licensee or termination or expiration hereof in its entirety, whichever is later, each Party shall, and shall cause its Affiliates to, have and maintain such type and amounts of liability insurance covering its respective activities under this Agreement as is normal and customary in the pharmaceutical industry generally for parties similarly situated, which shall provide coverage of no less than [***] per occurrence. Such insurance shall be maintained with a reputable insurance carrier(s) or through self-insurance, and shall notably include Commercial General Liability and Products Liability (including clinical trials liability) insurance, and if applicable, workers’ compensation or Employers Liability in the relevant jurisdiction where the work is being performed, and cyber coverage addressing privacy & confidentiality breach cover and network security cover (whether through an extension to a liability policy or a stand-alone policy). Each Party shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto. Maintenance of such insurance coverage shall not relieve a Party of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.
ARTICLE 14TERM AND TERMINATION
14.1Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until, on a Licensed Product-by-Licensed Product and country-by-country basis, the date of expiration of the last Royalty Term for the applicable Licensed Product in such country (such period, the “Term”).
14.2Termination.

14.2.1Material Breach. In the event that Vir Bio or Licensee (the “Breaching Party”) shall be in material breach in the performance of any of its obligations under this Agreement, including any failure to make a payment of undisputed amounts when due, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement, in its sole discretion, in its entirety or solely with respect to [***] by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate; provided that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach specified in the Termination Notice during the Notice Period (or, except in the case of non-payment, if such default cannot be cured within the Notice Period, if the Breaching Party commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions).
14.2.2Termination by Vir Bio.
(a)In the event that Licensee or any of its Affiliates or Sublicensees, anywhere in the Territory, institutes, prosecutes or otherwise participates in (or in any way aids any Third Party in instituting, prosecuting or participating in), at law or in equity or before any Governmental Authority, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action, or cause of action for declaratory relief, damages, or any other remedy or for an enjoinment, injunction, or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Licensed Patent is invalid, unenforceable, or otherwise not patentable or alleging that any such claim would not be infringed by Licensee’s activities absent the rights and licenses granted hereunder (each, a “Patent Challenge”), other than as may be necessary or reasonably required to assert a defense, cross-claim, or counter-claim in an action or proceeding asserted by Vir Bio or its Affiliates or to respond to a court request or order or administrative agency request or order that is not in response to any action or proceeding initiated by Licensee or its Affiliates or Sublicensees directly or indirectly through a Third Party, Vir Bio shall have the right to immediately terminate this Agreement in its entirety, including the rights of any Sublicensees, upon written notice to Licensee unless Licensee or its applicable Affiliate or Sublicensee has filed a motion to dismiss such Patent Challenge or caused such Patent Challenge to be dismissed within [***] following receipt of such notice from Vir Bio. Notwithstanding the foregoing, none of the following activities shall be a Patent Challenge and Vir Bio shall not have a right to terminate this Agreement under this Section 14.2.2(a) with respect to: (i) any actions undertaken by an Affiliate of Licensee that first becomes such an Affiliate as a result of an acquisition of all or any part of Licensee or any of its Affiliates, where such new Affiliate was participating in the Patent Challenge prior to such acquisition, unless the primary purpose of such acquisition is to defeat Vir Bio’s rights under this Agreement; and (ii) situations where Licensee or its Affiliate or Sublicensee is required to participate in a challenge to the validity, scope, or enforceability of, or otherwise oppose, any Licensed Patent pursuant to a subpoena or court order. For clarity, this Section 14.2.2(a) shall not apply to arguments made by Licensee or its Affiliates or Sublicensees that distinguish the inventions claimed in a Licensed Patent from those claimed in the patent applications owned or controlled by Licensee or any of its Affiliates or Sublicensees in the ordinary course of ex parte prosecution of such patent applications.

(b)[***]
14.2.3[***]
14.2.4Termination for Insolvency. In the event that either Party (or any Affiliate that controls (as defined in Section 1.3) such Party) (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
14.2.5Termination at Will. Licensee may terminate this Agreement in its entirety at will, in its sole discretion, (a) prior to [***], on not less than [***] prior written notice to Vir Bio and (b) on or after [***], on not less than [***] prior written notice to Vir Bio.
14.3Consequences of Termination.
14.3.1Termination in its Entirety. In the event of a termination (but not expiration) of this Agreement in its entirety for any reason:
(a)all rights and licenses granted by Vir Bio hereunder and any sublicense granted by Licensee pursuant to Section 9.3 shall immediately terminate;
(b)at Vir Bio’s election, Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to Vir Bio all of its right, title and interest (if any) in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to the Licensed Compounds or any Licensed Product then owned or Controlled by Licensee or any of its Affiliates or any of its or their Sublicensees; provided that if any such Regulatory Documentation is not immediately transferable in a country, Licensee shall (and shall cause its Affiliates and its and their Sublicensees, as applicable, to) provide Vir Bio (and its Affiliates, (sub)licensees, and other designees) with all benefit of such Regulatory Documentation, and such assistance and cooperation as necessary or reasonably requested by Vir Bio or its designee, including to notify the applicable Regulatory Authority(ies) and take any other action reasonably necessary to effect the timely transfer of such Regulatory Documentation to Vir Bio or its designee;
(c)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant Vir Bio an exclusive, fully paid-up, royalty-free right of reference, with the right to grant multiple tiers of further rights of reference, in and to all Regulatory Documentation (including any Regulatory Approvals) then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees that are not assigned to Vir Bio pursuant to clause (b) above to Exploit in the Territory the Licensed Compounds or any Licensed Product;

(d)at Vir Bio’s election, Licensee shall either (i) end any Clinical Studies with respect to the Licensed Products that are being conducted by or on behalf of Licensee or any of its Affiliates or Sublicensees as of the effective date of the termination in an orderly and prompt manner in accordance with Applicable Law and consistent with ethical norms or (ii) transfer control of such Clinical Studies to Vir Bio or its designee and cooperate with Vir Bio to ensure a smooth and orderly transition that would not disrupt such Clinical Studies;
(e)Licensee shall disclose promptly to Vir Bio in writing any and all Licensed Product Agreements (including, without limiting anything in Section 10.5, each license agreement entered into by Licensee pursuant to Section 10.5) and, at Vir Bio’s election and to the extent permitted by Applicable Law, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, assign to Vir Bio or its designee all Licensed Product Agreements, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (i) expressly prohibits such assignment (in which case, Licensee, or its Affiliate or Sublicensee, as applicable, shall cooperate with Vir Bio in all commercially reasonable respects to secure the consent of the applicable Third Party to such assignment), or (ii) relates both to (A) a Licensed Compound or Licensed Product and (B) a compound or product other than Licensed Compounds and Licensed Products;
(f)Licensee shall assign and hereby assigns to Vir Bio irrevocably, without reservation, all of Licensee’s rights, title, and interest in and to the Product Trademarks in the Territory and shall take all such steps to (i) file all instruments of transfer, assignment, confirmation, and other documents with the relevant intellectual property registries or registrars (including any U.S. or international office or registrar) as may be reasonably required to effectuate or evidence the assignment of the Product Trademarks in the Territory to Vir Bio, and (ii) give effect to the termination of the license to the Vir Bio Corporate Names in the Territory and to record any documents that may be required to evidence the termination of such license for Vir Bio Corporate Names;
(g)without limiting Section 8.1, Licensee shall, promptly following the effective date of the termination, pay to Vir Bio unpaid amounts that are payable under Article 8 and Licensee’s portion of any non-cancellable costs shared by the Parties under this Agreement;
(h)without limiting Section 8.1, Licensee shall, promptly following the effective date of the termination, pay to Vir Bio all unpaid Licensee’s Cost Share Percentage of the Development Costs; and
(i)without limiting any of the foregoing, during the [***] following the termination of this Agreement or such longer period as required to comply with Applicable Law, Licensee shall provide customary transition services necessary to ensure a smooth, orderly, and uninterrupted transfer of the Licensed Products to Vir Bio or its designees for the Territory and an uninterrupted supply of the Licensed Products to the patients being treated as of the effective date of the termination in the Territory subject to the Parties entering into a customary transition services agreement in good faith, such as those related to regulatory matters, distribution, order to cash processes, pharmacovigilance and other activities, in each case, on customary terms reasonably acceptable to Licensee.

14.3.2Termination in a Terminated Territory. In the event of a termination of this Agreement with respect to a Terminated Territory by Vir Bio pursuant to Section 14.2.1 (including in accordance with Section 15.1):
(a)all rights and licenses granted by Vir Bio hereunder, and any sublicense granted by Licensee pursuant to Section 9.3, shall automatically be deemed to be amended to exclude the Terminated Territory;
(b)the rights and licenses granted by Licensee to Vir Bio in Section 9.2 shall (i) become fully paid-up, royalty-free, perpetual and irrevocable with respect to the Terminated Territory, and (ii) except as set forth in the foregoing clause (i), continue in effect;
(c)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, assign to Vir Bio all of its right, title and interest (if any) in and to all Regulatory Documentation (including any Regulatory Approvals) applicable to the Exploitation of the Licensed Compounds or Licensed Products solely in the Terminated Territory then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees; provided that if any such Regulatory Documentation is not immediately transferable in the Terminated Territory, Licensee shall (and shall cause its Affiliates and its and their Sublicensees, as applicable, to) provide Vir Bio (and its Affiliates, (sub)licensees, and other designees) with all benefit of such Regulatory Documentation and such assistance and cooperation as necessary or reasonably requested by Vir Bio or its designee;
(d)Licensee shall and hereby does, and shall cause its Affiliates and its and their Sublicensees to, effective as of the effective date of termination, grant Vir Bio an exclusive, fully paid-up, royalty-free right of reference, with the right to grant multiple tiers of further rights of reference in and to all Regulatory Documentation (including any Regulatory Approvals), then owned or Controlled by Licensee or any of its Affiliates or its or their Sublicensees that is not assigned to Vir Bio pursuant to clause (c) above that is necessary or useful for Vir Bio or any of its Affiliates or (sub)licensees to Exploit the Licensed Compounds or any Licensed Product, including the right to Manufacture, Develop and otherwise use the Licensed Compounds and the Licensed Products in the Field in the Territory for Exploitation in the Terminated Territory;
(e)at Vir Bio’s election, Licensee shall either (i) end any Clinical Studies with respect to the Licensed Products for the Terminated Territory that are being conducted by or on behalf of Licensee or any of its Affiliates or Sublicensees as of the effective date of the termination in an orderly and prompt manner in accordance with Applicable Law and consistent with ethical norms or (ii) transfer control of such Clinical Studies to Vir Bio or its designee and cooperate with Vir Bio to ensure a smooth and orderly transition that would not disrupt such Clinical Studies;

(f)Licensee shall disclose promptly to Vir Bio in writing any and all Licensed Product Agreements (including, without limiting anything in Section 10.5, each license agreement entered into by Licensee pursuant to Section 10.5) relating to the Terminated Territory and, at Vir Bio’s election and to the extent permitted by Applicable Law, Licensee shall, and shall cause its Affiliates and its and their Sublicensees to, assign to Vir Bio or its designee all Licensed Product Agreements relating to the Terminated Territory, unless, with respect to any such Licensed Product Agreement, such Licensed Product Agreement (i) expressly prohibits such assignment (in which case, Licensee, or its Affiliate or Sublicensee, as applicable, shall cooperate with Vir Bio in all commercially reasonable respects to secure the consent of the applicable Third Party to such assignment), or (ii) relates to (A) the Terminated Territory and the Territory or (B) (1) a Licensed Compound or Licensed Product and (2) a compound or product other than Licensed Compounds and Licensed Products;
(g)Licensee shall assign and hereby assigns effective as of the effective date of termination of this Agreement with respect to a country in the Terminated Territory, to Vir Bio irrevocably, without reservation, all of Licensee’s rights, title, and interest in and to the Product Trademarks in such country in the Terminated Territory and shall take all such steps to (i) file all instruments of transfer, assignment, confirmation, and other documents with the relevant intellectual property registries or registrars (including any U.S. or international office or registrar) as may be reasonably required to effectuate or evidence the assignment of the Product Trademarks in the Terminated Territory to Vir Bio, at no additional cost to Vir Bio, and (ii) give effect to the termination of the license to the Vir Bio Corporate Names in the Terminated Territory and to record any documents that may be required to evidence the termination of such license for Vir Bio Corporate Names;
(h)without limiting Section 8.1, Licensee shall, promptly following the effective date of the termination, pay to Vir Bio all unpaid Licensee’s Cost Share Percentage of the Development Costs and Licensee’s portion of any non-cancellable costs with respect to the Terminated Territory shared by the Parties under this Agreement, in each case incurred on or prior to the delivery of the notice of termination pursuant to Section 8.2.2; and
(i)without limiting any of the foregoing, during the [***] following the termination of this Agreement or such longer period as required to comply with Applicable Law, Licensee shall provide customary transition services necessary to ensure a smooth, orderly, and uninterrupted transfer of the Licensed Products to Vir Bio or its designees with respect to the Terminated Territory and an uninterrupted supply of the Licensed Products to the patients being treated as of the effective date of the termination in the Terminated Territory subject to the Parties entering into a customary transition services agreement in good faith, such as those related to regulatory matters, distribution, order to cash processes, pharmacovigilance and other activities, in each case, on terms reasonably acceptable to Licensee.
14.3.3Transition Costs. In the event of a termination of this Agreement by Licensee pursuant to Section 14.2.1 or Section 14.2.4, whether in its entirety or with respect to a Terminated Territory, any costs and expenses incurred in connection with the transfer of rights and activities with respect to the Licensed Compounds and the Licensed Products to Vir Bio or its designees (including pursuant to Section 14.3.1 and Section 14.3.2) shall be borne solely by Vir Bio, and in all other cases, such costs and expenses shall be borne solely by Licensee.

14.4Consequences of Expiration of Term. Upon expiration of the full Term (but, for clarity, not in the event of any termination of this Agreement in its entirety or with respect to one (1) or more country(ies) pursuant to Section 14.2), the licenses and rights granted under Section 9.1 and Section 9.2 shall, as of the effective date of such expiration, become perpetual, fully paid-up, royalty-free, and non-exclusive. For clarity, upon the expiration of the Term of this Agreement in its entirety, the other terms and conditions of this Agreement shall survive solely to the extent provided in Section 14.6.
14.5Remedies. Except as otherwise expressly provided herein, termination of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
14.6Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement (either in its entirety or with respect to one (1) or more country(ies)) for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Sections 2.5 (solely with respect to clause (e) of the last sentence); 4.6; 5.6; 8.1 (solely to the extent any payment obligation thereunder accrued prior to such termination or expiration); 8.2 (solely to the extent any payment obligation thereunder accrued prior to such termination or expiration); 8.3 (solely to the extent any payment obligation thereunder accrued prior to such termination or expiration); 8.4 through 8.11; 9.5; 10.1; 12.5; 12.8.4; 13.5; 14.3 through 14.7 and Articles 1, 11, 13 and 15 of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Territory but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event this Agreement expires or is terminated in its entirety or as otherwise necessary for any of Vir Bio and its Affiliates and its and their (sub)licensees to exercise their rights in the Terminated Territory) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (but, for the avoidance of doubt, all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).
14.7Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE 15 MISCELLANEOUS
15.1Force Majeure. A Party will not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, civil unrest, hurricane or other inclement weather, embargoes, shortages, epidemics, pandemics (excluding COVID-19 pandemic), quarantines (excluding quarantines with respect to the COVID-19 pandemic), strikes, lockouts, cyberattacks or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), or acts, omissions or delays in acting by any Governmental Authority (except to the extent such omission or delay results from the breach by the non-performing Party of any of its obligations under this Agreement); provided that: (a) the affected Party promptly notifies the other Party in writing of the occurrence of such event, the anticipated duration of any delay or non-performance and any action being taken to avoid or minimize any such delay or non-performance; (b) the affected Party uses its commercially reasonable efforts to avoid or remove such causes of delay or non-performance and to mitigate the effects of the occurrence of such event with respect to any such delay or non-performance, and continues performance in accordance with the terms of this Agreement whenever such causes are removed; and (c) the suspension of performance by the affected Party will be of no greater scope and no longer duration than is necessary under the circumstances. When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution. Without limitation of the foregoing, in the event that the suspension of performance continues for [***] after the date of the occurrence and such suspension of performance would constitute a material breach of this Agreement in the absence of this Section 15.1, the Party that is not the non-performing Party shall have the right to terminate this Agreement pursuant to Section 14.2.1 without regard to this Section 15.1, except that in such event no cure period shall apply and the Party that is not the non-performing Party shall have the right in its sole discretion to effect such termination upon written notice to the non-performing Party, (i) with respect to [***], or (ii) in its entirety.
15.2Export Control.     Each Party shall comply with all restrictions, requirements or controls imposed under Applicable Law on the import, export or transfer of any Licensed Product, any ingredients or components thereof, including any economic sanction and export control related there to (collectively, “Trade Control Laws”), and each Party shall be solely responsible for complying with Trade Control Laws with respect to the activities for which it is responsible for under this Agreement, including, as applicable, obtaining all licenses, approvals or consents that are required prior to import, export or transfer of any Licensed Products or any technical information related thereto, under this Agreement or any Ancillary Agreement.
15.3Assignment

15.3.1Licensee shall not assign or otherwise transfer this Agreement or any right or obligation hereunder, except as provided in Section 15.3, whether by operation of law or otherwise, in whole or in part, without the prior written consent of Vir Bio, except that Licensee shall have the right, without such consent, to assign this Agreement (including rights to receive payments hereunder) and its rights and obligations hereunder to an Affiliate of Licensee or to any successor in interest in connection with a Change of Control of Licensee; provided that Licensee shall provide prompt written notice to Vir Bio of such assignment (but in any event within [***] after such assignment). Vir Bio shall not assign or otherwise transfer this Agreement or any right or obligation hereunder, except as provided in this Section 15.3, whether by operation of law or otherwise, in whole or in part, without the prior written consent of Licensee, except that Vir Bio may assign this Agreement or its rights and obligations hereunder without the consent of Licensee (a) to an Affiliate of Vir Bio, (b) to a successor in interest or in connection with a Change of Control of Vir Bio; or (c) in connection with any transaction (whether in the form of licensing, sale of assets or otherwise) that involves (i) the sale or disposition of all or substantially all of Vir Bio’s assets to which this Agreement relates, (ii) any or all of Vir Bio’s compounds or products for the treatment of chronic hepatitis delta or (iii) any or all of Vir Bio’s compounds or products for the treatment of chronic hepatitis delta in the Territory. Any permitted successor of a Party or any permitted assignee of all of a Party’s rights under this Agreement that has also assumed all of such Party’s obligations hereunder in writing shall, upon any such succession or assignment and assumption, be deemed to be a party to this Agreement as though named herein in substitution for the assigning Party, whereupon the assigning Party shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement. All validly assigned rights of a Party shall inure to the benefit of and be enforceable by, and all validly assumed obligations of such Party shall be binding on and be enforceable against, the permitted successors and assigns of such Party; provided that other than in the case of an assignment by Vir Bio (x) to an acquiror (directly or indirectly, through a single transaction or series of related transactions, and whether by acquisition, merger or consolidation) of all or substantially all of the business to which this Agreement relates or (y) in connection with any transaction (whether in the form of licensing, sale of assets or otherwise) that involves any or all of Vir Bio’s compounds or products for the treatment of chronic hepatitis delta, such Party, if it survives, shall remain jointly and severally liable for the performance of such assumed obligations under this Agreement. Any attempted assignment in violation of this Section 15.3.1 shall be void ab initio and of no force or effect.

15.3.2 (a) Subject to the terms and conditions of this Agreement, the Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and (b) notwithstanding anything to the contrary herein, Vir Bio may perform any or all of its obligations or exercise any or all of its rights under this Agreement through one (1) or more Third Party contractors, licensors, licensees or sublicensees; provided, however, that, subject to Section 15.3.1; provided, however, that each Party shall remain responsible for and be guarantor of the performance by its Affiliates (and in the case of Vir Bio, such Third Parties) and shall cause its Affiliates (and in the case of Vir Bio, such Third Parties) to comply with the provisions of this Agreement in connection with such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate (or in the case of Vir Bio, such Third Parties), for any obligation or performance hereunder prior to proceeding directly against such Party. Wherever in this Agreement a Party delegates performance to an Affiliate (or in the case of Vir Bio, such Third Parties), such Affiliate (or in the case of Vir Bio, Third Party) may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to the terms of this Agreement.
15.3.3Notwithstanding anything to the contrary herein, the rights to Information, materials and intellectual property (including Patents): (a) Controlled by a Third Party permitted assignee of Vir Bio that were Controlled by such Third Party permitted assignee (and not Vir Bio or any of its Affiliates) immediately prior to such assignment (other than as a result of a license or other grant of rights, covenant or assignment by Vir Bio or its Affiliates to, or for the benefit of, such Third Party permitted assignee); (b) Controlled by an Affiliate of Vir Bio that becomes an Affiliate through any Change of Control of Vir Bio that were Controlled by such Affiliate (and not Vir Bio or any of its Affiliates) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by Vir Bio or its other Affiliates to, or for the benefit of, such Affiliate); or (c) Controlled by any Person (or any Affiliate thereof) who acquires (directly or indirectly, through a single transaction or series of related transactions, and whether by acquisition, merger or consolidation) all or substantially all of the business to which this Agreement relates (including the rights and obligations under this Agreement) or who becomes a permitted assignee of Vir Bio in connection with any divestiture of, or who otherwise acquires, any or all of Vir Bio’s compounds or products for the treatment of chronic hepatitis delta, in each case ((a), (b) and (c)), automatically are hereby (without further actions by the Parties) excluded from the rights licensed or granted to Licensee under this Agreement.

15.4Severability. If one (1) or more of the terms or provisions of this Agreement (other than any term or provision of Section 9.6.1, with respect to which Section 9.6.1(b) shall apply in each case) is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the void, invalid or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision will be considered severed from this Agreement solely for purposes of such situation and solely in such jurisdiction. If the final judgment of a court of competent jurisdiction holds that any term or provision hereof is void, invalid or unenforceable, the Parties agree to: (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable; and (b) make a good faith effort to replace any void, invalid or unenforceable term or provision with a valid and enforceable term or provision such that the objectives contemplated by the Parties when entering this Agreement may be realized.
15.5Governing Law; Dispute Resolution.
15.5.1Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and interpreted in accordance with [***]
15.5.2Dispute Escalation. If a dispute that is not an Unresolved JSC Matter arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (including Schedules hereto) (an “Other Dispute”), then either Party shall have the right to refer such Other Dispute to Senior Officers pursuant to this Section 15.5.2. If the Senior Officers are unable to resolve such Other Dispute within [***] (or such longer period as the Senior Officers may otherwise agree upon) after such matter has been referred to them, then any such Other Dispute shall be subject to resolution pursuant to Section 15.5.3. For clarity, any Unresolved JSC Matter shall be resolved in accordance with Section 7.9 and shall not be subject to resolution pursuant to this Section 15.5.2 or Section 15.5.3.

15.5.3Binding Arbitration.
(a)If an Other Dispute is unresolved following escalation to the Senior Officers as set forth in Section 15.5.2 (and, for clarity, is not an Unresolved JSC Matter, which shall be resolved in accordance with Section 7.9), then such Other Dispute shall be resolved pursuant to this Section 15.5.3 and either Party shall be free to institute binding arbitration in accordance with this Section 15.5.3 upon written notice to the other Party (an “Arbitration Notice”) and seek such remedies as may be available. Upon receipt of an Arbitration Notice by a Party, the applicable Other Dispute shall be resolved by final and binding arbitration before a panel of [***] experts with relevant industry experience (the “Arbitrators”). Each of Vir Bio and Licensee shall promptly select [***] Arbitrator each, which selections shall in no event be made later than [***] after the notice of initiation of arbitration. The [***] Arbitrator shall be chosen promptly by mutual agreement of the Arbitrator chosen by Vir Bio and the Arbitrator chosen by Licensee, but in no event later than [***] after the date that the last of such Arbitrators was appointed. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of reasonably controlling the cost and time that the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. The arbitration shall be administered by the [***], and the Parties shall use reasonable efforts to expedite the arbitration if requested by either Party. The Arbitrators shall, within [***] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The decision or award rendered by the Arbitrators shall be final and non-appealable, and judgment may be entered upon it in accordance with [***]. The Arbitrators shall be authorized to award compensatory damages, but shall not be authorized to reform, modify or materially change this Agreement or any other agreements contemplated hereunder.
(b)Each Party shall bear its own counsel fees, costs and disbursements arising out of the dispute resolution procedures described in this Section 15.5.3, and shall pay an equal share of the fees and costs of the Arbitrators, as applicable, and all other general fees related to any arbitration described in Section 15.5.3(a), as applicable; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable counsel fees, costs and disbursements (including expert witness fees and expenses, photocopy charges, or travel expenses), or the fees and costs of the Arbitrators. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in Section 15.5.3(a), as applicable, is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement, except to the extent compliance with such terms or provisions is the subject of such pending arbitration proceeding. All arbitration proceedings and decisions of the Arbitrator, as applicable, under Section 15.5.3(a), shall be deemed Confidential Information of both Parties under Article 11, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

15.5.4Intellectual Property Disputes. Notwithstanding the foregoing or any other term or condition of this Agreement to the contrary, unless otherwise agreed by the Parties in writing, a dispute between the Parties relating to the validity, scope, enforceability or inventorship of (a) any Patent or (b) other intellectual property rights, in each case ((a) and (b)), if not resolved in accordance with Section 15.5.2, shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country in which such Patent was issued or, if not issued, in which the underlying patent application was filed. Each Party hereby submits to the jurisdiction of such court or patent office and irrevocably waives any assertion that the case should be heard in a different venue or forum.
15.6Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder shall be in writing, in English, and shall be deemed to have been duly given only if delivered personally, by mail (first class, postage prepaid), or by overnight delivery using a globally-recognized carrier, to the Parties at the following addresses:
If to Licensee, to:
[***] with copies (which shall not constitute notice) to:
[***]
and to:
[***].
If to Vir Bio, to:
[***] with copies (which shall not constitute notice) to:
[***]
and to:
[***].
or to such other address as the addressee shall have last furnished in writing in accordance with this provision. All notices shall be deemed effective upon receipt by the addressee.

15.7Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto, including all proposals, negotiations, conversations, letters of intent, memoranda of understanding, discussions, past dealing or understanding based on industry custom, between the Parties relating to the subject matter of this Agreement, including the Prior CDA (provided that any “Information” (as defined in the Prior CDA) of Licensee disclosed under the Prior CDA shall be deemed to be Confidential Information of Licensee under this Agreement and any “Information” (as defined in the Prior CDA) of Vir Bio disclosed under the Prior CDA shall be deemed to be Confidential Information of Vir Bio under this Agreement). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
15.8English Language. This Agreement shall be written and executed in and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
15.9Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Section 9.6, Article 10 and Article 11 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief or (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 15.9 is intended or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

15.10Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
15.11No Benefit to Third Parties. Except as provided in Article 13, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns and they shall not be construed as conferring any rights on any other Persons.
15.12Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
15.13Relationship of the Parties. It is expressly agreed that Vir Bio, on the one hand, and Licensee, on the other hand, shall be independent contractors and that the relationship between the two (2) Parties shall not constitute a partnership, joint venture or agency. Neither Vir Bio, on the one hand, nor Licensee, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.
15.14References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto.

15.15Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term. The term “country” as used herein shall refer to any sovereign nation or other jurisdiction not included in another country, as the context may require. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.
15.16Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email, or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
[SIGNATURE PAGE FOLLOWS.]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

Vir Biotechnology, Inc.
By:	/s/ Marianne De Backer

Name:	Marianne De Backer, M.Sc., Ph.D., MBA

Title:	Chief Executive Officer and Director
Date:	December 15, 2025

[Signature Page to License Agreement]

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

Norgine Pharma UK Limited
By:	/s/ Janneke van der Kamp

Name:	Janneke van der Kamp

Title:	Chief Executive Officer
Date:	December 15, 2025
[Signature Page to License Agreement]

Schedule 1.14
[***]

Schedule 1.104
Knowledge Individuals

[***]

Schedule 1.106
Licensed Know-How
[***]

Schedule 1.107
Licensed Patents
[***]

Schedule 2.2
Initial Joint Development Plan and Budget
[***]

Schedule 6.3
Key Commercial Supply Agreement Terms

Topic	Key Terms
General
The Commercial Supply Agreement pursuant to which Vir Bio will supply to Licensee, and Licensee will purchase from Vir Bio, Licensee’s entire requirements of Licensed Products for distribution and sale in the Territory.

Quality Agreement
Vir Bio and Licensee shall prepare and enter into a reasonable and customary Quality Agreement. The Quality Agreement shall include provisions with respect to, among other things, process and facility changes, release testing, change control procedures with respect to agreed upon specifications and the Manufacturing Processes for the Licensed Products, stability testing, and management approach and record retention requirements with respect to recalls.

Requirements Contract
Subject to reasonable forecast and ordering requirements, Vir Bio will be responsible to supply and sell to Licensee, and Licensee shall purchase from Vir Bio, Licensee’s requirements for the Licensed Products for Commercialization in the Field in the Territory.

Safety Stock	[***]
Forecasts	The Commercial Supply Agreement will include a forecasting provision of at [***].
Orders; Delivery
The Commercial Supply Agreement will include usual and customary provisions relating to the submission and acceptance of purchase orders.
Licensee shall place firm purchase orders for the Licensed Product required for the Territory in accordance with the binding portion of each forecast, specifying quantities and delivery date(s). Vir Bio shall manufacture and supply Licensed Product set forth in each such purchase order.
[***]

Purchase Price	[***]
Recalls	[***]

Representations and Warranties; Indemnification	The Commercial Supply Agreement shall consist of customary representations and warranties and indemnification terms.
Limitation of Liability	The Commercial Supply Agreement shall include reasonable limitations on liability, including, among others, [***].
Term; Termination
The term of the Commercial Supply Agreement shall commence on the effective date thereof and shall continue, unless earlier terminated, as provided below.
•Termination for material breach or insolvency will follow the protocols set forth in the Agreement.
•[***]

Other Customary Terms
The Commercial Supply Agreement will contain other customary terms consistent with industry practice, including provisions that allow for a proportionate allocation of available supply of the Licensed Product in the event of a Supply Issue that affects Vir Bio’s designated CMO’s ability to meet the commercial quantity requirements of Vir Bio and Licensee.

Schedule 11.5(a)
Form of Vir Bio Press Release

Vir Biotechnology Grants Norgine Exclusive Commercial License to Chronic Hepatitis Delta Treatment Candidate in Europe, Australia & New Zealand, Including Global Cost Sharing Agreement for Ongoing ECLIPSE Clinical Development Program

–Vir Biotechnology to receive EUR 55 million initial reimbursement payment upon closing, and up to EUR 495 million in clinical, regulatory and sales milestones, along with tiered, mid-teen to high-twenties percent royalties on net sales

–Companies to share clinical development costs for ongoing ECLIPSE registrational program, with Norgine contributing approximately 25% of go-forward external costs

SAN FRANCISCO, December xx, 2025 – Vir Biotechnology, Inc. (Nasdaq: VIR) today announced that the Company has granted Norgine Pharma UK Limited, an affiliate of Norgine, a leading European specialty pharmaceutical company, an exclusive license for the commercial rights to the combination of tobevibart and elebsiran for the treatment of chronic hepatitis delta (CHD) in Europe, Australia and New Zealand.

Per the terms of the agreement, Vir Biotechnology will receive an initial reimbursement payment of EUR 55 million and is eligible to receive up to EUR 495 million in clinical, regulatory and sales milestones, and tiered, mid-teen to high-twenties percent royalties on net sales in Norgine’s licensed territory. Vir Biotechnology retains all commercialization rights for tobevibart and elebsiran in the United States and other markets outside of the Greater China Territory.1 In addition, clinical development costs for the ongoing trials in Vir Biotechnology’s ECLIPSE registrational program (ECLIPSE 1, 2 and 3) will be shared, with Norgine contributing approximately 25% of go-forward external costs. As a result of this agreement, Vir Biotechnology expects that current cash, cash equivalents and investments will be extended into the fourth quarter of 2027, based on the current operating plan.

“We believe Norgine has the ideal expertise and reach in key international markets to maximize the impact of our investigational treatment for CHD,” said Marianne De Backer, M.Sc., Ph.D., MBA, Chief Executive Officer, Vir Biotechnology. “People living with this devastating disease deserve efficacious, safe and convenient treatment options. This agreement advances our commitment to sustainably develop and commercialize the tobevibart and elebsiran combination treatment globally while advancing our innovative clinical pipeline.”

The combination of tobevibart and elebsiran is a potentially first-of-its-kind therapy for the treatment of CHD, bringing together an investigational human monoclonal antibody and a small interfering RNA (siRNA) with the goal of disrupting the viral lifecycle through multiple mechanisms. The combination is currently under evaluation for the treatment of CHD in Vir

Biotechnology’s ECLIPSE registrational program, which includes three randomized, controlled trials. Topline results from ECLIPSE 1, 2 and 3 are expected in the first quarter of 2027.

Forty-eight week data from the Phase 2 SOLSTICE trial presented last month at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting® and simultaneously published in the New England Journal of Medicine demonstrated that two thirds (66%, 21/32) of participants receiving a monthly dose of the combination of tobevibart and elebsiran achieved hepatitis delta virus (HDV) RNA target not detected (TND). Importantly, the combination regimen achieved a high proportion of TND in participants with cirrhosis and high baseline HDV RNA. The combination was well-tolerated, with no grade 3 or higher treatment-related adverse events and no treatment-related discontinuations.

“We are excited to collaborate with Vir Biotechnology to advance care in CHD and improve patient access to this innovative therapy,” said Janneke van der Kamp, Chief Executive Officer, Norgine. “By combining our expertise in hepatology and specialty care with cutting-edge science from Vir Biotechnology, we are reinforcing our commitment to improving healthcare outcomes. Collaborations like this affirm Norgine’s position as a partner-of-choice for companies seeking a trusted collaborator in Europe, Australia and New Zealand.”

The closing of this transaction with respect to certain jurisdictions outside the United States is subject to Norgine receiving regulatory approval from the applicable authorities as may be required.

About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary monoclonal antibody discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta (CHD).

Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) discovered by Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of HBsAg. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with CHD.

The combination of tobevibart and elebsiran has been granted Breakthrough Therapy and Fast Track designations by the U.S. Food and Drug Administration (FDA), and Priority Medicines (PRIME) and orphan drug designations by the European Medicines Agency (EMA).

About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis2 and was recently classified as carcinogenic by the International Agency for Research on Cancer.3 People living with the disease rapidly progress to cirrhosis, liver failure4 and liver-related death.2 There are currently no approved treatments in the U.S., and options are limited in the European Union and globally.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is a clinical-stage biopharmaceutical company focused on powering the immune system to transform lives by discovering and developing medicines for serious infectious diseases and cancer. Its clinical-stage portfolio includes programs for chronic hepatitis delta and multiple dual-masked T-cell engagers across validated targets in solid tumor indications. Vir Biotechnology also has a preclinical portfolio of programs across a range of infectious diseases and oncologic malignancies. Vir Biotechnology routinely posts information that may be important to investors on its website.

References and Notes:
1 People’s Republic of China, Hong Kong, Taiwan, and Macau
2 NIH National Institute of Diabetes and Digestive and Kidney Diseases Hepatitis D - NIDDK (nih.gov), accessed September 2025
3 Karagas, Margaret R et al., Carcinogenicity of hepatitis D virus, human cytomegalovirus, and Merkel cell polyomavirus, The Lancet Oncology, Volume 26, Issue 8, 994 – 995.
4 CDC What is Hepatitis D - FAQ | CDC, accessed September 2025

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “should,” “could,” “may,” “might,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements regarding: the therapeutic potential of the combination of tobevibart and elebsiran to treat CHD and Vir Biotechnology’s belief that it can be a first-of-its-kind therapy and address the unmet needs of these patients; Vir Biotechnology’s clinical development plans and expectations for the ECLIPSE Phase 3 registrational program, including protocols for and enrollment into ongoing and planned clinical studies, target endpoints and data readouts (including the expectation of topline data for all three trials in the first quarter of 2027); Vir Biotechnology’s immediate and potential future financial and other obligations under the agreement with Norgine; Vir Biotechnology’s belief that the agreement and grant of the license to Norgine, with its reach in key international markets, can help maximize the impact of the combination of tobevibart and elebsiran as a treatment fort CHD; the timing of the anticipated closing of the transaction with Norgine, including receipt of any necessary regulatory approvals; Vir Biotechnology’s strategy and plans; and any assumptions underlying any of the foregoing. Many factors may cause differences between current expectations and actual results, including, without limitation: unexpected safety or efficacy data or results observed during clinical studies or in data readouts, including the occurrence of adverse safety events; risks of unexpected costs, delays or other unexpected hurdles; difficulties in collaborating with other companies, some of whom may be competitors of Vir Biotechnology or otherwise have divergent interests, and uncertainty as to whether the benefits of Vir Biotechnology’s various collaborations can ultimately be achieved; challenges in accessing manufacturing capacity; clinical site activation rates or clinical enrollment rates that are lower than expected; the timing and outcome of Vir Biotechnology’s planned interactions with regulatory authorities, as well as general difficulties in obtaining any necessary regulatory approvals; successful development and/or commercialization of alternative product candidates by Vir Biotechnology’s competitors, as well as changes in expected or existing competition; geopolitical changes or other external factors; and unexpected litigation or other disputes. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical studies may not be indicative of full results or results from later stage or larger scale clinical studies and do not ensure regulatory approval. The actual results may vary from the anticipated results, and the variations may be material. You are cautioned not to place undue reliance on any scientific data presented or these forward-looking statements, which are based on Vir Biotechnology’s available information, expectations and assumptions as of the date of this press release. Other factors that may cause Vir Biotechnology’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir Biotechnology’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir Biotechnology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Media Contact
corporatecomms@vir.bio

Investor Contact
IR@vir.bio

Schedule 11.5(b)
Form of Licensee Press Release

Norgine enhances hepatology and specialty portfolio through exclusive in-licensing agreement with Vir Biotechnology

XX December 2025

Agreement underscores Norgine’s mission to bring innovative therapies to patients and builds on our heritage in hepatology and specialty pharmaceuticals.

Vir Biotechnology’s chronic hepatitis delta treatment candidate has shown robust virological responses in Chronic Hepatitis Delta and reflects a differentiated approach to treatment.

Uxbridge, United Kingdom, December XX, 2025 – Norgine, a leading European specialty pharmaceutical company, today announced an exclusive licensing agreement under which Norgine will commercialise the combination of tobevibart and elebsiran for the treatment of Chronic Hepatitis Delta (CHD) in Europe, Australia and New Zealand. There is a high unmet medical need for effective treatments for CHD given potential limitations with existing treatment options.

Under the terms of the licensing agreement, Vir Biotechnology will receive a EUR 55 million initial reimbursement payment and up to EUR 495 million in potential regulatory and commercial milestone payments. Additionally, Vir Biotechnology will receive tiered, mid-teen to high-twenties percent royalties on net sales in Norgine’s licensed territories. Clinical development costs for the ongoing trials in Vir Biotechnology’s ECLIPSE registrational program (ECLIPSE 1, 2 and 3) will be shared, with Norgine contributing a percentage of go-forward external costs. Norgine will be responsible for all commercialisation activities and will hold all marketing authorisations in its licensed territories. The closing of this transaction with respect to certain jurisdictions outside the United States is subject to Norgine receiving regulatory approval from the applicable authorities as may be required.

“Norgine has a rich history in hepatology and specialty care and this transaction represents a highly innovative and synergistic portfolio addition to continue our strong foothold in this space,” said Janneke van der Kamp, Chief Executive Officer of Norgine. “By combining our proven commercial and regional expertise with cutting-edge science from Vir Biotechnology, we are reinforcing our commitment to improving healthcare outcomes. Collaborations like this affirm Norgine’s position as a partner-of-choice for companies seeking a trusted collaborator in Europe, Australia and New Zealand.”

“This collaboration strengthens our ability to deliver this important therapy to patients with Chronic Hepatitis Delta in need of efficacious, safe and convenient treatment options,” said Marianne De Backer, M.Sc., Ph.D., MBA, Chief Executive Officer, Vir Biotechnology. “Norgine’s proven track record in specialty medicines across Europe, Australia and New Zealand complements our clinical development mettle and ongoing registrational efforts. Together, we aim to broaden access and improve outcomes for people living with this severe disease.”

The combination of tobevibart and elebsiran offers the potential to treat the disease by tackling the viral lifecycle through multiple mechanisms. Tobevibart is an investigational neutralising monoclonal antibody that has been engineered for immune engagement. Elebsiran is an investigational small interfering RNA (siRNA) that is designed to enable targeted delivery to the liver and to reduce hepatitis B surface antigen, a protein which is required for the hepatitis D virus life cycle.

About Tobevibart and Elebsiran
Tobevibart is an investigational broadly neutralizing monoclonal antibody targeting the hepatitis B surface antigen (HBsAg). It is designed to inhibit the entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of circulating viral and subviral particles in the blood. Tobevibart was identified using Vir Biotechnology’s proprietary monoclonal antibody discovery platform. The Fc domain has been engineered to increase immune engagement and clearance of HBsAg immune complexes and incorporates Xencor’s Xtend™ technology to extend half-life. Tobevibart is administered subcutaneously, and it is currently in clinical development for the treatment of patients with chronic hepatitis delta.

Elebsiran is an investigational hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) discovered by Alnylam Pharmaceuticals, Inc. It is designed to degrade hepatitis B virus RNA transcripts and limit the production of hepatitis B surface antigen. Current data indicate that it has the potential to have direct antiviral activity against hepatitis B virus and hepatitis delta virus. Elebsiran is administered subcutaneously, and it is currently in clinical development for the treatment of patients with Chronic Hepatitis Delta (CHD).

The combination of tobevibart and elebsiran has been granted Breakthrough Therapy and Fast Track designations by the U.S. Food and Drug Administration (FDA), and Priority Medicines (PRIME) and orphan drug designations by the European Medicines Agency (EMA).

About Chronic Hepatitis Delta (CHD)
CHD is the most severe form of chronic viral hepatitis1 and was recently classified as carcinogenic by the International Agency for Research on Cancer.2 People living with the disease rapidly progress to cirrhosis, liver failure3 and liver-related death.1 There are currently no approved treatments in the U.S., and options are limited in the European Union and globally.

About Norgine
Norgine is a mid-sized EU-based pharmaceutical company with 1,500 employees, generating approximately $600 million in annual sales. At Norgine, innovation drives our mission to deliver medicines that change lives. From common conditions like constipation to rare and severe diseases such as childhood cancer, we target unmet medical needs because we believe that every scientific breakthrough deserves to reach patients in need.

We use our innovative development, commercialisation and manufacturing capabilities as well as strategic partnerships to navigate complex pathways. Combined with our extensive history and deep regional expertise, this approach allows us to accelerate and expand the reach of life-changing medicines across Europe, Australia, and New Zealand.

We are guided by the trust that healthcare professionals and patients place in us and remain committed to delivering innovation that transforms lives, one patient at a time.

References:
1 NIH National Institute of Diabetes and Digestive and Kidney Diseases Hepatitis D - NIDDK (nih.gov), accessed September 2025
2 Karagas, Margaret R et al., Carcinogenicity of hepatitis D virus, human cytomegalovirus, and Merkel cell polyomavirus, The Lancet Oncology, Volume 26, Issue 8, 994 – 995.
3 CDC What is Hepatitis D - FAQ | CDC, accessed September 2025

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding our future operations, strategy, plans, objectives, and anticipated product launches. Forward-looking statements are based on current expectations and assumptions and involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied. Words such as “anticipate”, “believe”, “expect”, “intend”, “may”, “plan”, “seek”, and similar expressions identify such statements.

Factors that could cause actual results to differ include, among others: regulatory approvals, clinical development outcomes, manufacturing and supply chain risks, market acceptance, competitive dynamics, and changes in applicable laws. Forward-looking statements speak only as of the date of this release. Norgine undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Norgine Media Contact:
Annabel Cowper
Head of Communications
ACowper1@norgine.com

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